                                                                   EXHIBIT 10.41

                                                                       EXECUTION


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                                 LOAN AGREEMENT

                           Dated as of August 31, 1999

                                      among

                             MEADE INSTRUMENTS CORP.

                       the Lenders and the Issuing Lender
                               referred to herein

                                       and

                              BANK OF AMERICA, N.A.
                             as Administrative Agent
                      for itself and for the other Lenders


================================================================================

                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
ARTICLE 1
      DEFINITIONS AND ACCOUNTING TERMS ................................................   1
      1.1         Defined Terms........................................................   1
      1.2         Use of Defined Terms.................................................  15
      1.3         Accounting Terms ....................................................  15
      1.4         Rounding.............................................................  16
      1.5         Exhibits and Schedules...............................................  16
      1.6         Miscellaneous Terms .................................................  16

ARTICLE 2
      LOANS AND LETTERS OF CREDIT......................................................  16
      2.1        Loans-General.........................................................  16
      2.2        Base Rate Loans.......................................................  17
      2.3        Eurodollar Loans......................................................  17
      2.4        Continuation and Redesignation of Loans ..............................  18
      2.5        Letters of Credit ....................................................  18
      2.6        Voluntary Reductions of the Revolving Commitment......................  20
      2.7        Automatic Reduction of Commitments....................................  21
      2.8        Rights to Assume Funds Available for Advances.........................  21
      2.9        Collateral ...........................................................  21

ARTICLE 3
      PAYMENTS AND FEES................................................................  21
      3.1        Principal and Interest................................................  21
      3.2        Letter of Credit Fees ................................................  23
      3.3        Capital Adequacy .....................................................  23
      3.4        Eurodollar Fees and Costs.............................................  23
      3.5        Post Default Interest and Late Payments ..............................  26
      3.6        Right to Assume Payments Will be Made by Borrower ....................  26
      3.7        Computation of Interest and Fees......................................  26
      3.8        Non-Business Days.....................................................  26
      3.9        Manner and Treatment of Payments......................................  26
      3.10       Funding Sources ......................................................  27
      3.11       Failure to Charge Not Subsequent Waiver...............................  27
      3.12       Authority to Charge Account...........................................  27
      3.13       Survivability ........................................................  28
      3.14       Agency Fees...........................................................  28

ARTICLE 4
      REPRESENTATIONS AND WARRANTIES .................................                   28
      4.1        Existence and Qualification; Power; Compliance With Laws .............  28
      4.2        Authority; Compliance With Other Agreements and
                 Instruments and Government Regulations................................  29
      4.3        No Governmental Approvals Required....................................  29
      4.4        Subsidiaries..........................................................  29



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

                                                                                       Page
                                                                                       ----
      4.5        Financial Statements .................................................  30
      4.6        No Other Liabilities; No Material Adverse Effect......................  30
      4.7        Title to and Location of Property.....................................  30
      4.8        Real Property ........................................................  31
      4.9        Intangible Assets.....................................................  31
      4.10       Governmental Regulation ..............................................  31
      4.11       Litigation ...........................................................  31
      4.12       Binding Obligations...................................................  31
      4.13       No Default ...........................................................  31
      4.14       ERISA ................................................................  31
      4.15       Regulations T, U and X................................................  32
      4.16       Disclosure............................................................  32
      4.17       Tax Liability.........................................................  33
      4.18       Projections ..........................................................  33
      4.19       Security Interests....................................................  33
      4.20       Hazardous Materials...................................................  33
      4.21       Year 2000 Compliance .................................................  34

ARTICLE 5
      AFFIRMATIVE COVENANTS
      (OTHER THAN INFORMATION AND
      REPORTING REQUIREMENTS) .........................................................  34
      5.1        Payment of Taxes and Other Potential Liens ...........................  34
      5.2        Preservation of Existence.............................................  35
      5.3        Maintenance of Properties.............................................  35
      5.4        Maintenance of Insurance .............................................  35
      5.5        Compliance With Laws..................................................  35
      5.6        Inspection Rights.....................................................  35
      5.7        Keeping of Records and Books of Account ..............................  36
      5.8        Use of Proceeds.......................................................  36
      5.9        Hazardous Materials Laws .............................................  36
      5.10       Future Guarantors and Collateral......................................  36
      5.11       Further Assurances ...................................................  37

ARTICLE 6
      NEGATIVE COVENANTS ..............................................................  37
      6.1        Disposition of Property ..............................................  37
      6.2        Mergers ..............................................................  37
      6.3        Acquisitions .........................................................  37
      6.4        Distributions.........................................................  38
      6.5        ERISA ................................................................  38
      6.6        Change in Name; Nature of Business....................................  38
      6.7        Indebtedness and Contingent Obligations...............................  38
      6.8        Liens; Negative Pledges; Sales and Leasebacks .......................   39
      6.9        Transactions with Affiliates..........................................  39
      6.10       Capital Expenditures..................................................  39
      6.11       Investments...........................................................  40
      6.12       Leverage Ratio .......................................................  40

                                                                                       Page
                                                                                       ----
      6.13       EBITDA................................................................  40
      6.14       Profitability.........................................................  41
      6.15       Change of Location....................................................  41

ARTICLE 7
      INFORMATION AND REPORTING REQUIREMENTS ..........................................  41
      7.1        Financial and Business Information....................................  41
      7.2        Compliance Certificates...............................................  43

ARTICLE 8
      CONDITIONS ......................................................................  43
      8.1        Conditions to the Initial Loans and Letters of Credit.................. 43
      8.2        Any Increasing Loan...................................................  45

ARTICLE 9
      EVENTS OF DEFAULT AND REMEDIES...................................................  46
      9.1        Events of Default ....................................................  46
      9.2        Remedies Upon Event of Default........................................  47

ARTICLE 10
      THE AGENT .......................................................................  49
      10.1       Appointment and Authorization.........................................  49
      10.2       Delegation of Duties .................................................  49
      10.3       Liability of the Agent................................................  49
      10.4       Reliance by Agent.....................................................  50
      10.5       Notice of Default.....................................................  50
      10.6       Credit Decision.......................................................  50
      10.7       Indemnification.......................................................  51
      10.9       Successor Agents .....................................................  52
      10.10      Action by the Agent; Collateral Matters ..............................  52
      10.11      No Obligations of Borrower ...........................................  53
      10.12      Proportionate Interest of the Lenders in Collateral ................... 53

ARTICLE 11
      MISCELLANEOUS....................................................................  53
      11.1       Cumulative Remedies; No Waiver........................................  53
      11.2       Amendments; Consents .................................................  53
      11.3       Costs, Expenses and Taxes ............................................  54
      11.4       Nature of Lenders' Obligations .......................................  55
      11.5       Survival of Representations and Warranties............................  55
      11.6       Notices ..............................................................  55
      11.7       Execution of Loan Documents...........................................  55
      11.8       Binding Effect; Assignment............................................  55
      11.9       Foreign Lenders and Participants......................................  57
      11.10      Right of Setoff ......................................................  57
      11.11      Sharing of Setoffs ...................................................  58
      11.12      Indemnity by Borrower ................................................  58
      11.13      Nonliability of the Creditors ........................................  59
      11.14      No Third Parties Benefited ...........................................  59

                                                                                       Page
                                                                                       ----
      11.15       Confidentiality......................................................  59
      11.16       Integration..........................................................  60
      11.17       Severability of Provisions ..........................................  60
      11.18       Independent Covenants ...............................................  60
      11.19       Headings.............................................................  60
      11.20       Environmental Indemnity..............................................  60
      11.21       Jurisdiction and Venue...............................................  61
      11.22       GOVERNING LAW........................................................  62
      11.23       PURPORTED ORAL AMENDMENTS............................................  62
      11.24       WAIVER OF JURY TRIAL.................................................  62

Exhibits

A       -       Assignment Agreement

B       -       Compliance Certificate

C       -       Projections

D       -       Request For Letter of Credit

E       -       Request For Loan

F       -       Request For Redesignation

Schedules

4.2     -       Certain Agreements

4.4     -       Subsidiaries

4.6     -       Liabilities

4.7     -       Locations of Property

4.11    -       Litigation

4.14    -       Pension Plans

6.7     -       Existing Indebtedness

6.8     -       Existing Liens

6.11    -       Investments

                               LOAN AGREEMENT

                This Loan Agreement ("Agreement") dated as of August 31, 1999 is entered into by and among Meade Instruments Corp., a Delaware corporation (the "Borrower"), the lenders named on the signature pages hereof or which hereafter become parties hereto in accordance with Section 11.8 hereof, as the Lenders, and Bank of America, N.A., as Administrative Agent for itself and for the other Lenders (hereinafter, the "Agent"). The parties hereto covenant and agree as follows:

                                    ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

                1.1 Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

        "Acquisition" means any transaction, or any series of related transactions, by which Borrower and/or any Subsidiary of Borrower directly or indirectly (i) acquires any business or all or substantially all of the assets of any firm, partnership, joint venture, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or
(iii) acquires control of a 50% or more ownership interest in any partnership or joint venture.

        "Agent" means Bank of America, when acting in its capacity as Agent under any of the Loan Documents, or any successor Agent.

        "Advance" means any advance made or to be made by any Lender under its Pro Rata Share of a commitment, and includes each Base Advance and each Eurodollar Advance.

        "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Securities or partnership or other ownership interests, by contract or otherwise).

        "Agreement" means this Loan Agreement, as amended from time to time.

        "Amortization Amount" means, as to the last Business Day of each calendar quarter, the amount set forth below opposite such period:

                                                        Amortization
                           Period                           Amount
                           ------                       ------------
                Closing Date through
                August 31, 2000                           $        0

                September 30, 2000  and thereafter
                                                          $  250,000

                At Maturity Date                          $1,000,000

        "Approved Swap Agreement" means each interest rate, currency or other similar swap or hedging agreement between Borrower and any Lender, as amended or replaced from time to time.

        "Assignment Agreement" means an Assignment Agreement in the form of Exhibit A.

        "Bank of America" means Bank of America, N.A., its successors and assigns.

        "Base Margin" means, (a) with respect to each Line A Loan, a reduction from the Base Rate of 0.25% per annum and (b) with respect to each Line B Loan, 0%.

        "Base Rate" means, as of any date of determination, the greater of (a) the Reference Rate or (b) the Federal Funds Rate plus .50%.

        "Base Advance" means each Advance made by a Lender designated as a Base Advance in accordance with Article 2.

        "Base Rate Loan" means a Loan made hereunder and designated as a Base Rate Loan in accordance with Article 2.

        "Borrower Pledge Agreement" means a Borrower Pledge Agreement of even date herewith in favor of the Agent for the benefit of the Lenders executed by Borrower on the Closing Date, as amended from time to time.

        "Borrower Security Agreement" means a security agreement of even date herewith in favor of the Agent for the benefit of the Lenders executed by Borrower on the Closing Date, as amended from time to time.

        "Bresser" means, collectively, Bresser Optik Geschaftsfuhrungs und Verwaltungs GmbH, a limited partnership organized under the Laws of Germany, and Bresser Optik GmbH & Co., KG, a limited liability company organized under the Laws of Germany.

        "Bresser Acquisition" means the acquisition of all of the outstanding interests in Bresser by MIEC pursuant to the terms of the Bresser Acquisition Agreement.

        "Bresser Acquisition Agreement" means the Interest Purchase Agreement dated as of July 15, 1999, among Bresser, Rudolph Bresser, Borrower and MIEC, as amended as of the Closing Date.

        "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California.

        "Capital Expenditure" means any expenditure during any fiscal period that is considered a capital expenditure under GAAP (other than any expenditure associated with a Permitted Acquisition), consistently applied, including any that portion of Capital Leases required to be treated as Capital Expenditures under GAAP.

        "Capex Loan" means a Loan made under the Line A Commitment and designated as such in the related Request for Loan in accordance with Section 2.1(a).

        "Capital Lease" means, as to any Person, a lease of any Property by that Person as lessee that is or should be recorded as a "capital lease" on the balance sheet of that Person prepared in accordance with GAAP.

        "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

        "Cash Equivalents" means direct obligations of the United States government; and other highly liquid investment grade commercial paper, certificates of deposit and other instruments generally deemed to be cash equivalents and having a maturity of less than one year.

        "Cash Proceeds" means (a) the gross cash payments (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when so received) received from any sale, transfer, exchange or other disposition of assets and (b) the gross cash consideration received from or upon the sale or other disposition of any asset received, directly or indirectly, in exchange for the asset which is the subject of that sale, transfer, exchange or disposition.

        "Change in Control" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 25% or more of the outstanding Common Stock (other than transitory holdings by the underwriter in an underwritten public offering transaction), (b) Borrower or any of its Subsidiaries consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Borrower or its Subsidiaries, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 25% or more of the Common Stock or that the Persons who were the holders of Common Stock immediately prior to the transaction hold less than 51% of the common stock of the surviving corporation after the transaction, (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Borrower or any of its Subsidiaries (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office or (d) a "change in control" as defined in any document governing Indebtedness of Borrower or any of its Subsidiaries in excess of $1,000,000 which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.

        "Closing Date" means the time and Business Day on which the consummation of all of the transactions contemplated in Section 8.1 occurs.

        "Code" means the U.S. Internal Revenue Code, as amended from time to time.

        "Collateral" means, collectively, all of the collateral subject to the Liens, or intended to be subject to the Liens, created by the Collateral Documents.

        "Collateral Documents" means, collectively, Borrower Security Agreement, the Borrower Pledge Agreement, the Guarantor Security Agreement, the Trademark Security Agreement, the Patent Security Agreement and any other pledge agreement, hypothecation agreement, security agreement, assignment, deed of trust, mortgage or similar instrument executed by Borrower or any of its Subsidiaries to secure the Obligations.

        "Commission" means the Securities and Exchange Commission.

        "Commitments" means, collectively, the Line A Commitment and the Line B Commitment.

        "Common Stock" means the common stock of Borrower.

        "Compliance Certificate" means a completed certificate in the form of Exhibit B, signed by a Senior Officer of Borrower and delivered to the Agent.

        "Contingent Obligation" means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), acting as an accommodation party for the obligations of any other Person, (b) contingent reimbursement obligations in respect of any letter of credit, including a Letter of Credit, or (c) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any "keep-well", "take-or-pay", "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person so obligated.

        "Contractual Obligation" means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

        "Creditors" means, collectively the Agent, the Issuing Lender, and the Lenders.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

        "Default" means any event that, with the giving of any applicable notice or passage of time set forth in Section 9.1, or both, would be an Event of Default.

        "Default Rate" means the rate of interest specified in Section 3.5.

        "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions (including by means of a sale-leaseback transaction) of any asset, or group of related assets, of Borrower or of any Subsidiary of Borrower (a) which asset or assets constitute a line of business or substantially all the assets of Borrower or Subsidiary or
(b) the aggregate amount of the net cash sales proceeds of such assets is more than $500,000 during any twelve month period, other than

(i) inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or Subsidiary, (ii) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 180 days is acquired, by Borrower or Subsidiary and (iii) obsolete assets no longer useful in the business of Borrower or Subsidiary.

        "Distribution" means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by Borrower (other than pursuant to the terms of Indebtedness which is convertible into or exchangeable for capital stock or any other equity security), (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such security, (b) the declaration or (without duplication) payment by Borrower of any dividend in cash or in Property (other than Common Stock or any other equity security) on or with respect to any such security, (c) any Investment by Borrower in the holder of any such security, and
(d) any other payment by Borrower constituting a distribution under applicable Laws with respect to such security, provided that "Distributions" shall not be construed to include distributions made by the ESOP.

        "EBITDA" means, for any period, Borrower's and its Subsidiaries' consolidated, (i) Net Income, plus (ii) income tax expense (if any), plus (iii) gross interest expense, plus (iv) depreciation, plus (v) amortization, plus (vi) ESOP contributions, minus (vii) extraordinary income/gains, minus (viii) gains (or plus losses) on sales of fixed assets, in each case for that period and determined in accordance with GAAP, consistently applied.

        "Eligible Assignee" means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.9.

        "Enforcement or Remedial Action" shall mean any step taken by any Person to enforce compliance with or to collect or impose penalties, fines or other sanctions provided by any Environmental Law.

        "Environmental Claims" means all claims, however asserted, by any governmental agency or other Person alleging potential liability or responsibility for violation of any Environmental Law, or any Enforcement or Remedial Action or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether currently or formerly owned, leased or operated by Borrower or any of its Subsidiaries.

        "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes together with all administrative orders, directed duties, policies, notices, decrees, requests, licenses, authorizations and permits of (in each case having the force of law), and agreements with, any Governmental Agencies, in each case relating to, regulating or imposing liability or standards of conduct regarding environmental, health, safety, project liability and land use matters (including matters related to air and water quality, the handling, transportation, storage, treatment, usage or disposal of Hazardous Materials, air emissions, noise control, industrial hygiene, zoning, and land-use permits) including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

        "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

        "ERISA Affiliate" means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

        "ESOP" means the Meade Instruments Corp. - Employee Stock Ownership
Plan.

        "Eurodollar Advance" means each Advance made by a Lender designated as a Eurodollar Advance in accordance with Article 2.

        "Eurodollar Base Rate" means, with respect to any Eurodollar Loan, the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London Eurodollar Market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two Eurodollar Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by the Agent. The Agent's determination of the Eurodollar Base Rate shall be conclusive in the absence of manifest error.

        "Eurodollar Day" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Eurodollar Market.

        "Eurodollar Loan" means a Loan made hereunder and designated as a Eurodollar Loan in accordance with Article 2.

        "Eurodollar Margin" means 1.40% with respect to Line A Loans and 2.00% with respect to Line B Loans.

        "Eurodollar Market" means a regular, established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

        "Eurodollar Office" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Agent as its Eurodollar Office. If no Eurodollar Office is designated by a Lender, its Eurodollar Office shall be its office at its address for purposes of notices hereunder.

        "Eurodollar Obligations" means eurocurrency liabilities, as defined in Regulation D.

        "Eurodollar Period" means:

                (a) as to each Eurodollar Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending one, two, three or six months thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

        (i)     The first day of any Eurodollar Period shall be a Eurodollar
        Day;

        (ii) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Day shall be extended to the next succeeding Eurodollar Day unless such Eurodollar Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Day; and

        (iii)   No Eurodollar Period shall extend beyond the Maturity Date.

        "Eurodollar Rate" means, with respect to any Eurodollar Loan, the interest rate (rounded upward to the next 1/16 of 1%) determined to be equal to the Eurodollar Base Rate divided by [1 minus the Reserve Rate].

        "Event of Default" shall have the meaning provided in Section 9.1.

        "Federal Funds Rate" means, as of any date of determination, a fluctuating interest rate per annum equal to the federal funds effective rate for the previous Business Day as quoted by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

        "Fiscal Quarter" means the fiscal quarter of Borrower ending on each February 28 (or 29th), May 31, August 31 and November 30.

        "Fiscal Year" means the fiscal year of Borrower ending on each February 28 (or 29th).

        "Funding Account" means account no. 14582-25330 maintained by Borrower with Bank of America, or any other account designated by Borrower and reasonably acceptable to the Agent.

        "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board.

        "Guarantors" means, collectively, MIEC, MIHC and any other Person which is or hereafter becomes a wholly-owned Subsidiary of, or a parent company of, Borrower and in each case is incorporated in one of the States of the United States.

        "Guarantor Security Agreement" means the security agreement to be executed and delivered on the Closing Date by each of the Guarantors, as amended from time to time.

        "Guaranty" means the continuing guaranty of the Obligations to be executed and delivered on the Closing Date pursuant to Article 8 by each of the Guarantors, as amended from time to time.

        "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

        "Indebtedness" means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP,
(c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any payment obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms), (e) any payment obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) contingent recourse payment obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and
(h) any obligations of such Person under a Swap Agreement.

        "Intangible Assets" means, as of any date of determination, the intangible assets of Borrower and its Subsidiaries, including goodwill, patents, trademarks, trade names, organization expense, capitalized acquisition expenses, deferred research and development costs and deferred marketing expense, deferred tax assets and money due from Affiliates, officers, directors or shareholders of Borrower and its Subsidiaries.

        "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment minus the aggregate amount of any repayments, redemptions, dividends or other distributions on such Investment or proceeds from the sale thereof, in each case to the extent of any Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) actually received by Borrower or any of its Subsidiaries.

        "Issuing Lender" means Bank of America, when acting in its capacity as issuer of any Letter of Credit hereunder.

        "Laws" means, collectively, all international, foreign, federal, state laws, to the extent applicable.

        "Lenders" means Bank of America and each other Lender which hereafter becomes a party hereto pursuant to Section 11.8.

        "Letter of Credit" means a commercial letter of credit or standby letter of credit issued by the Issuing Lender for the account of Borrower in the ordinary course of its business.

        "Letter of Credit Usage" means, at any date of determination, the sum of
(i) the maximum aggregate amount that is or at any time thereafter may become available for drawing or payment under issued and outstanding Letters of Credit, plus (ii) the aggregate amount of all drawings honored or payments made by the Issuing Lender under Letters of Credit issued pursuant hereto and not reimbursed by Borrower.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

        "Line A Commitment" means the Commitment by Lenders to make revolving Loans to Borrower in an aggregate principal amount, subject to Section 2.6, not to exceed $35,000,000.

        "Line A Loan" means, as the context requires, a Working Capital Loan or a Capex Loan.

        "Line B Commitment" means the Commitment of the Lenders to make a term Loan to Borrower on the Closing Date, subject to Section 2.7, in the amount of $5,000,000.

        "Line B Loan" means a Loan made under the Line B Commitment.

        "Loan" means any group of Advances made at any one time under any Commitment by the Lenders having Pro Rata Shares of that Commitment pursuant to
Article 2.

        "Loan Documents" means, collectively, this Agreement, the Collateral Documents, the Guaranty, each Compliance Certificate, each Approved Swap Agreement, and any other certificates, documents or agreements to, with or for the benefit of the Creditors, of any type or nature heretofore or hereafter executed and delivered by Borrower or any of its Subsidiaries to the Creditors in any way relating to or in furtherance of this Agreement, in each case as amended from time to time.

        "Market" means, with respect to any Eurodollar Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of dollars or if the Agent determines that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) such other Eurodollar Market as may from time to time be selected by the Agent with the approval of the Requisite Lenders, provided that the Market shall not be changed
(i) without notice to Borrower from the Agent or (ii) with respect to any Eurodollar Loan requested by Borrower, prior to the making of that Eurodollar Loan unless consented to by Borrower.

        "Material Adverse Effect" means any set of circumstances or events which
(a) has or would reasonably be expected to have any material adverse effect upon the validity or enforceability of any

Loan Document, (b) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business operations or prospects of Borrower and its Subsidiaries, taken as a whole, (c) materially impairs or would reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform the Obligations or
(d) materially impairs or would reasonably be expected to materially impair the ability of the Creditors to enforce their legal remedies pursuant to the Loan Documents.

        "Material Subsidiary" means any Subsidiary of Borrower having (a) a net worth, determined in accordance with GAAP, which is 10% or more of the consolidated net worth of Borrower and its Subsidiaries, or (b) annual revenues (annualized if the Subsidiary has been a Subsidiary for less than one year) which are 10% or more of the consolidated pre-tax annual revenues of Borrower and its Subsidiaries or (c) annual pre-tax income (annualized as to any Subsidiary of Borrower which has been a Subsidiary of Borrower for less than one year), which is 10% or more of the consolidated pre-tax annual income of Borrower and its Subsidiaries.

        "Maturity Date" means August 31, 2004.

        "MIEC" means Meade Instruments Europe Corp., a California corporation.

        "MIHC" means Meade Instruments Holding Corp., a California corporation.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

        "Negative Pledge" means any covenant binding on Borrower or any current or future guarantor of the Obligations that prohibits the creation of Liens on any Property of Borrower or of any such guarantor to the Creditors or prohibiting the granting of any such covenant to any of the Creditors.

        "Net Cash Proceeds" means, with respect to any sale, transfer or other disposition of assets, the Cash Proceeds received by Borrower or by any Subsidiary of Borrower upon such sale, transfer or other disposition minus, (a) the actual expenses of such sale paid or payable by Borrower or by any Subsidiary of Borrower in connection with such sale, transfer or other disposition, (b) any amount paid or payable by the transferor to retire existing Liens on the assets sold to the extent that the transferor is contractually obligated to do so, and (c) an amount representing the taxes (other than income taxes) reasonably estimated by Borrower to be payable by Borrower with respect to such sale, transfer or other disposition.

        "Net Income" means, for any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

        "Obligations" means all present and future obligations of every kind or nature of Borrower or any Party at any time and from time to time owed to any of the Creditors under any of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary of Borrower.

        "Party" means each party to the Loan Documents other than the Creditors.

        "Patent Security Agreement" means the Patent Security Agreement of even date herewith executed on the Closing Date by Borrower in favor of the Agent for the benefit of the Lenders, as amended from time to time.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof.

        "Pension Plan" means any "employee pension benefit plan" that is subject to Title IV of ERISA and which is maintained for employees of Borrower or of any ERISA Affiliate of Borrower, other than a Multiemployer Plan.

        "Permitted Acquisition" means an Acquisition by Borrower or any of its Subsidiaries (as applicable, the "acquiror") of another Person engaged in the same or a similar line of business as that of Borrower and its Subsidiaries as of the Closing Date (a "Target") (or all or any substantial part of the assets of any such Person), provided that:

                (a) the aggregate consideration (excluding consideration consisting of equity securities in Borrower) payable by Borrower and its Subsidiaries in connection with such Acquisitions (including by way of assumption of Indebtedness or other obligations) shall not exceed $3,000,000 in any Fiscal Year;

                (b) Borrower and its Subsidiaries shall not have been notified by the management or board of directors or other governing body of the Target that the proposed Acquisition is unwelcome, undesired or opposed (i.e., such Acquisition shall not be "hostile");

                (c) upon the closing of such Acquisition, the Agent shall be granted a first-priority security interest in all assets of the target, subject only to Permitted Encumbrances and to purchase money liens and real property mortgages not created in anticipation of the Acquisition;

                (d) where the consideration for the proposed Acquisition is $1,000,000 or more, not later than 10 Business Days prior to the consummation thereof, the Agent shall have received (i) a certificate of the chief financial officer of Borrower to the effect that no Default or Event of Default exists or may reasonably be expected to occur as a result of the proposed Acquisition, that the provisions of this Agreement will be complied with in connection with the Acquisition, and that, after giving effect to the Acquisition, the sum of the undrawn available Working Capital Loans plus unallocated Cash on hand of Borrower is in excess of $5,000,000 and that Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.10 through 6.15, inclusive (together with supporting calculations), (ii) the most recently quarterly financial statements of the Target and the most recent audited annual financial statements of the Target (but only to the extent that audited financial statements are available), (iii) a copy of Borrower's purchase agreement; and (iv) where real property is being acquired, a completed Environmental Assessment and Questionnaire of the Target (the results of which shall be satisfactory to the Requisite Lenders).

                (e) no Default or Event of Default shall exist at the time of such Acquisition or after giving effect thereto; and

                (h) the acquisition shall be consummated in accordance with all laws and in material conformity with the purchase agreement delivered to the Agent.

        "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA or any such Lien relating to or imposed in connection with any Environmental Claim):

                (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.1;

                (ii) statutory Liens of landlords, statutory bankers liens and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as
        (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                (iv) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j);

                (v) leases, subleases or licenses granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

                (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

                (vii) any (a) interest or title of a lessor or sublessor under a lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                (viii) Liens arising from filing UCC financing statements relating solely to Property which is the subject of leases permitted by this Agreement;

                (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

                (x) Liens arising from any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property.

        "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, governmental agency, or otherwise.

        "Pro Rata Share" means, with respect to each Lender, the percentage of each of the Commitments held by that Lender from time to time. As of the Closing Date, Bank of America's Pro Rata Share is 100%.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Projections" means the projected financial information prepared by Borrower and attached hereto as Exhibit C.

        "Real Property" means the interests in real property described in
Section 4.8.

        "Reference Rate" means the rate of interest publicly announced from time to time by Bank of America as its "Reference Rate." The Reference Rate is set by Bank of America based on various factors, including Bank of America's costs and desired returns, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank of America may price loans at, above or below its Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

        "Regulations D, T, U and X" means Regulations D, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

        "Related Persons" means Bank of America and any successor Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        "Request for Letter of Credit" means a completed Request for a Letter of Credit, substantially in the form of Exhibit D, together with the standard form of application for letters of credit used by the Issuing Lender, signed by a Responsible Official of Borrower.

        "Request for Loan" means a written request for a Loan, substantially in the form of Exhibit E, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

        "Request for Redesignation" means a completed request substantially in the form of Exhibit F, signed by a Responsible Official of Borrower.

        "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a governmental agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

        "Requisite Lenders" means as of any date of determination, Lenders having in the aggregate 66-2/3% or more of the Commitments then in effect.

        "Reserve Rate" means, with respect to any Eurodollar Loan, as of the date of determination of the Eurodollar Base Rate for that Eurodollar Loan, the total of the maximum Reserve Rates for determining the reserves to be maintained, if any, by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Regulation D, rounded upward to the nearest 1/100 of 1%. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other Reserve Rates. The determination by the Agent of any applicable Reserve Rate shall be conclusive in the absence of manifest error.

        "Responsible Official" means (a) when used with reference to a Person other than an individual, any executive officer of such Person, general partner of such Person, executive officer of a corporate general partner of such Person, or executive officer of a corporate general partner of a partnership that is a general partner of such Person, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

        "Right of Others" means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

        "Securities" means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

        "Senior Officer" means the President, Chief Executive Officer, or Chief Financial Officer.

        "Special Eurodollar Circumstance" means the application or adoption of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any governmental agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Office with any request or directive (whether or not having the force of Law) of any such governmental agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Market generally that are beyond the reasonable control of that Lender.

        "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partner- ship or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

        "Swap Agreements" means one or more written agreements between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate or currency risk protection with respect to any Indebtedness.

        "Termination Event" means (a) a "reportable event" as defined in Section 4043 of ERISA (other than a "reportable event" that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of either of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to
Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which, in any such case as aforesaid, might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

        "Total Debt" means, as of the last day of any Fiscal Quarter and without duplication, the sum of Borrower's and its Subsidiaries consolidated (i) Indebtedness, (ii) all obligations to reimburse the issuer of any standby letter of credit for amounts drawn or which may be drawn under such letters of credit, other than Letters of Credit issued for the importation or purchase of goods (including any such Letter of Credit issued under this Agreement), (iii) all guaranties or other suretyship arrangements with respect to any of the foregoing, and (iv) all Contingent Obligations of Borrower and its Subsidiaries.

        "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement.

        "Trademark Security Agreement" means the Trademark Security Agreement of even date herewith executed on the Closing Date by Borrower in favor of the Agent for the benefit of the Lenders, as amended from time to time.

        "Unrelated Person" means any Person other than (A) those Persons holding equity ownership of 5% or more of the Borrower as of the Closing Date, (B) Borrower or any of its Subsidiaries or (C) the ESOP or any other employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

        "Wholly-Owned Subsidiary" means a Subsidiary of Borrower, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by Borrower, except for director's qualifying shares required by applicable Laws.

        "Working Capital Loan" means a Loan made under the Line A Commitment and designated as such in the related Request for Loan in accordance with Section 2.1(a).

                1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

                1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP change during the term of this

Agreement such that the financial covenants contained in Sections 6.12 through
6.15 would then be calculated in a different manner or with different components, Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial position to substantially the same criteria as were effective prior to such change in GAAP.

                1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number to the number of places by which such ratio is expressed in this Agreement.

                1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement are incorporated herein by this reference.

                1.6 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. The term "including" is by way of example and not limitation.

                                    ARTICLE 2
                           LOANS AND LETTERS OF CREDIT

                2.1     Loans-General.

                        (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the Line A Commitment, make Advances to Borrower under the Line A Commitment in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding that Lender's Pro Rata Share of the Line A Commitment; provided that, after giving effect to the requested Loan:

                (i) the aggregate outstanding principal balance of the Line A Loans plus Letter of Credit Usage shall not exceed the Line A Commitment;

                (ii) subject to Section 3.1(e), the aggregate outstanding principal balance of the Working Capital Loans shall not exceed $30,000,000 (or during the 30 day period referred to in Section 3.1(e), $5,000,000); and

                (iv) the aggregate outstanding principal balance of the Capex Loans shall not exceed $5,000,000.

        Each Line A Loan requested by Borrower shall be designated by Borrower as either a Capex Loan or a Working Capital Loan at the time that the Loan is requested. Subject to the limitations set forth herein (including, without limitation, the requirements of Section 3.4(d)), Borrower may borrow, repay and reborrow under the Line A Commitment without premium or penalty.

                        (b) Subject to the terms and conditions set forth in this Agreement, on the Closing Date each Lender shall, pro rata according to that Lender's Pro Rata Share of the Line B Commitment, make an Advance to Borrower under the Line B Commitment in an amount equal to that Lender's Pro Rata Share of the Line B Commitment. Subject to the limitations set forth herein (including, without limitation, the requirements of Section 3.4(d)), Borrower may prepay the Line B Loan without premium or penalty; provided, however, that amounts prepaid or repaid with respect to the Line B Loan may not be reborrowed.

                        (c) Each Loan shall be made pursuant to a written Request for Loan which shall specify (i) the requested date of such Loan, (ii) the Commitment under which the Loan is requested, (iii) whether such Loan is to be a Base Rate Loan or a Eurodollar Loan, (iv) the amount of such Loan, (v) the Eurodollar Period for such Loan if such Loan is to be a Eurodollar Loan and (vi) with respect to a requested Line A Loan, whether such Loan is to be a Capex Loan or a Working Capital Loan.

                        (d) Promptly following receipt of a Request for Loan, the Agent shall notify each Lender having a Pro Rata Share of the Commitment under which such Loan is requested by telephone or telecopier of the date and type of the Loan, the applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., Los Angeles time, on the date specified for any Loan, each Lender shall make its Pro Rata Share of that Loan available to the Agent in immediately available funds. Upon fulfilment of the applicable conditions set forth in Article 8, the Loan shall be credited in immediately available funds to the Funding Account.

                        (e)     Unless the Requisite Lenders otherwise consent,
        (i) each Base Rate Loan shall be in an integral multiple of $100,000 which is not less than $250,000 and (ii) each Eurodollar Loan shall be in an integral multiple of $100,000 which is not less than $1,000,000.

                        (f) Unless the Agent otherwise consents, no more than six Eurodollar Loans shall be outstanding at any one time.

                        (g) A Request for Loan shall be irrevocable upon the Agent's first notification thereof.

                2.2 Base Rate Loans. Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan received by the Agent not later than 9:00 a.m., Los Angeles time, on the Business Day of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Loans pursuant to Section 2.3.

                2.3     Eurodollar Loans.

                        (a) Each request by Borrower for a Eurodollar Loan shall be made pursuant to a Request for Loan received by the Agent not later than 9:00 a.m., Los Angeles time, at least three Eurodollar Days before the first day of the applicable Eurodollar Period.

                        (b) At or about 11:00 a.m., Los Angeles time, two Eurodollar Days before the first day of the applicable Eurodollar Period, the Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone, telecopier or telex.

                        (c) No Eurodollar Loan may be requested during the continuance of a Default or Event of Default.

                        (d) Nothing contained herein shall require any Lender to fund any Eurodollar Loan in the Market.

                2.4 Continuation and Redesignation of Loans. Borrower may redesignate a Base Rate Loan, or any portion thereof subject to Section 2.1(e), as a Eurodollar Loan by delivering a Request for Redesignation to the Agent subject to the same time limitations and other conditions set forth in Sections
2.3 in the case of a Request for Loan. Borrower may continue or redesignate a Eurodollar Loan, or any portion thereof subject to Section 2.1(e), as a Base Rate Loan by delivering a Request for Redesignation to the Agent subject to the same time limitations and other conditions set forth in Section 2.2; provided that such redesignation shall not be effective prior to the end of the Eurodollar Period for that Eurodollar Loan. Borrower may, upon the expiration of any applicable Eurodollar Period, continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Loan. Borrower shall deliver a Notice of Continuation to Agent no later than 9:00 A.M. at least three Business Days in advance of the proposed continuation date. The Notice of Continuation shall specify (i) the proposed continuation date (which shall be a Business Day), (ii) the amount of the Eurodollar Loan to be continued, (iii) the requested Eurodollar Period, and (iv) that no Default or Event of Default has occurred and is continuing. If no timely Request for Redesignation or Notice of Continuation is delivered to the Agent prior to the end of the Eurodollar Period for any Eurodollar Loan, it shall automatically be redesignated as a Base Rate Loan as of the end of such Eurodollar Period.

                2.5     Letters of Credit.

                        (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the day prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as Borrower may request by a Request for Letter of Credit; provided that, after giving effect to the issuance of such Letter of Credit, (i) in no event shall Letter of Credit Usage exceed $10,000,000 at any time, and (ii) Letter of Credit Usage plus the then aggregate outstanding principal amount of the Line A Loans shall not exceed the Line A Commitment.

                        (b) Unless all the Lenders otherwise consent in a writing delivered to the Agent, the terms of Letters of Credit shall not exceed one year and shall not extend beyond the Maturity Date.

                        (c) Unless the Issuing Lender otherwise agrees in writing, each Request for Letter of Credit shall be submitted to the Issuing Lender at least five Business Days prior to the date when the issuance of a Letter of Credit is requested. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Agent, and the Agent shall thereafter promptly notify the Lenders, of the amount and terms thereof.

                        (d) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation from the Issuing Lender, in an amount equal to that Lender's Pro Rata Share of the Line A Commitment, of the Letter of Credit. Without limiting the scope and nature of each such Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each such Lender shall reimburse the Agent for the account of the Issuing Lender promptly upon demand for the amount of such payment in accordance with its Pro Rata Share of the Line A Commitment. The obligation of each such Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

                        (e) After the making by the Issuing Lender of any payment with respect to any Letter of Credit issued for the account of Borrower, Borrower agrees to pay to the Issuing Lender, within one Business Day after demand therefor, a principal amount equal to any payment made by the Issuing Lender under that Letter of Credit, together with interest at the Base Rate plus the Base Margin applicable to Line A Loans if the payment is made within one Business Day after demand (and there after at the Default Rate) on such amount from the date of any payment made by the Issuing Lender through the date of payment by Borrower. The principal amount of any such payment made to the Issuing Lender shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.5(d) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower under this Section 2.5(e).

                        (f) If Borrower fails to make the payment required by Section 2.5(d), the Agent may but is not required to, without notice to or the consent of Borrower, cause Advances to be made by the Lenders having a Pro Rata Share of the Line A Commitment in accordance with their respective Pro Rata Shares in an aggregate amount equal to the amount paid by the Issuing Lender on that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

                        (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit which has the effect of increasing the amount or tenor thereof shall be treated in all respects the same as the issuance of a new Letter of Credit, and shall require the submission of a new Request for Letter of Credit; provided however that nothing contained in this clause (g) shall require the payment of any additional issuance fees in respect thereof by Borrower other than with respect to any extension of the term thereof or renewal thereof or any increase in the amount of such Letter of Credit.

                        (h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit issued to Borrower shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under California Commercial Code Section 5108. Without limiting the foregoing, the obligations of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit issued to Borrower shall not be affected by any of the following circumstances:

                                (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                                (ii)    any amendment or waiver of or any
                consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                                (iii)   the existence of any claim, setoff,
                defence, or other rights which Borrower may have at any time against any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any underlying transactions;

                                (iv)    any demand, statement, or any other
                document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

                                (v) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                                (vi)    any failure or delay in notice of
                shipments or arrival of any Property;

                                (vii)   any error in the transmission of any
                message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

                                (viii)  any error, neglect or default of any
                correspondent of the Issuing Lender in connection with a Letter of Credit;

                                (ix)    any consequence arising from acts of
                God, war, insurrection, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Lenders;

                                (x) so long as the Issuing Lender in good faith determines that the draft, contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

                                (xi) where the Issuing Lender has acted in good faith and without gross negligence, any other circumstance whatsoever;

        provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question.

                        (i) The Issuing Lender shall be entitled to the protection accorded to the Agent pursuant to Article 10, mutatis mutandis.

                2.6 Voluntary Reductions of the Revolving Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five Business Days prior written notice to the Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000, or to terminate, all or a portion of the then undisbursed portion of the Line A Commitment, provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid fees with respect to the portion of the Line A Commitment being reduced or terminated.

                2.7 Automatic Reduction of Commitments. The Line B Commitment shall automatically and permanently reduce by an amount equal to the amount of (i) any voluntary prepayment of the Line B Loan pursuant to Section 3.1(e) and (ii) any mandatory prepayment of the Line B Loan pursuant to Section 3.1(d).

                2.8 Rights to Assume Funds Available for Advances. Unless the Agent shall have been notified by any Lender no later than 10:00 a.m. (Los Angeles time) no later than the Business Day prior to the Business Day proposed for the funding by the Agent of any Loan that any such Lender does not intend to make available to the Agent such Lender's portion of the total amount of any such Loan, the Agent may assume that such Lender has made such amount available to the Agent on the date of the Loan and may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Agent has made funds available to Borrower based on such an assumption and such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon demand therefor, the Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Agent. The Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to the Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share of the Commitments or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                2.9 Collateral. The Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.8) perfected Lien on the Collateral pursuant to the Collateral Documents.

                                    ARTICLE 3
                                PAYMENTS AND FEES

                3.1     Principal and Interest.

                        (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

                        (b) Interest accrued on each Base Rate Loan shall be due and payable on the last day of each calendar month. Except as otherwise provided in Section 3.5, the unpaid principal amount of each Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Margin. Each change in the interest rate hereunder shall take effect simultaneously with the corresponding changes in the Base Rate and the Base Margin.

                        (c) Interest accrued on each Eurodollar Loan shall be due and payable on the earlier of (i) the last day of the related Eurodollar Period or (ii) the last day of each calendar month. Except as otherwise provided in Section 3.5, the unpaid principal amount of any Eurodollar Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Loan plus the Eurodollar Margin.

                        (d) If not sooner paid, the principal Indebtedness under this Agreement shall be payable as follows:

                                (i) The principal amount of each Eurodollar Loan shall be immediately payable in cash on the last day of the related Eurodollar Period (it being understood that each such Eurodollar may be redesignated or continued in accordance with the provisions hereof).

                                (ii) The Line A Loans shall be immediately payable in cash in the amount by which the aggregate outstanding amount of the Line A Loans plus Letter of Credit Usage at any time exceeds the Line A Commitment.

                                (iii)   The Line B Loan shall be immediately
                payable in cash on the last Business Day of each calendar quarter in the related Amortization Amount.

                                (iv)    The Line B Loan shall be payable
                immediately in cash in an amount equal to (A) 50% of the proceeds of the issuance of any equity securities by Borrower or any of its Subsidiaries, net of associated transaction expenses;
                (B) 100% of the Net Cash Proceeds of any Disposition by Borrower or any of its Subsidiaries; (C) 100% of the Net Cash Proceeds from any Disposition consisting of a sale of assets outside the ordinary course of business, and (D) 100% of insurance or condemnation proceeds received by Borrower or any of its Subsidiaries under any casualty insurance policy or as a result of the taking of any assets pursuant to the power of eminent domain or condemnation (in each case less any amounts reinvested in replacement assets within 180 days after receipt of such proceeds). Payments made pursuant to this Section 3.1(d)(iv) shall be applied to reduce installments due with respect to the principal balance of the Line B Loan in the inverse order of maturity.

                                (v) Borrower shall immediately prepay the Line A Notes in the amount which is necessary to assure compliance with clause (e) of this Section.

                                (vi) the outstanding principal balance of all of the other Loans shall, in any event, be payable on the Maturity Date.

                        (e) Borrower agrees that it shall reduce the outstanding principal balance of the Working Capital Loans to an amount which is not greater than $5,000,000, and that it shall thereafter maintain the principal balance of the Working Capital Loans at or below such amount, for a thirty consecutive day period, to be determined by Borrower, but occurring during the period between January 31 and April 15 during each year which occurs during the term of this Agreement.

                        (f) The Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty and without prior notice, except that with respect to any voluntary prepayment under this Section 3.1(f), (i) each prepayment shall be in an integral multiple of $100,000, which is, in the case of any prepayment of any Eurodollar Loan, not less than $500,000, (ii) the Agent shall have received written notice of any prepayment at least one Business Day, in the case of a Base Rate Loan, or three Business Days, in the case of a Eurodollar Loan, before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal in respect of a Eurodollar Loan shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid and (iv) in any event, any payment or prepayment of all or any part of any Eurodollar Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.4(d).

                3.2 Letter of Credit Fees. With respect to each Letter of Credit issued by the Issuing Lender, Borrower shall pay to the Issuing Lender the following fees on a non-refundable basis concurrently with the issuance of such Letter of Credit:

                                (i)     in the case of any trade, usance or
                commercial Letter of Credit issued to support the obligation of Borrower to pay for goods in the ordinary course of its business, amendment, issuance and other fees in accordance with the Issuing Lender's standard schedule of fees for such services, as advised to Borrower from time to time, which fees shall be for the sole account of the Issuing Lender;

                                (ii)    in the case of each other Letter of
                Credit, a letter of credit fee equal to the Eurodollar Margin with respect to Line A Loans times the maximum face amount of each other Letter of Credit, but not less than $500 (which fee shall be for the ratable account of the Lenders with a Pro Rata Share of the Line A Commitment); and

                                (iii)   for the sole account of the Issuing
                Lender a fronting fee in an amount set forth in a letter agreement with Borrower and such standard payment, negotiation, processing, amendment and other similar charges as and when the Issuing Lender may from time to time advise Borrower are applicable to Letters of Credit.

                3.3     Capital Adequacy. If any Lender determines that either
(i) the introduction of or any change, in case after the date of this Agreement, in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any governmental agency charged with the interpretation thereof or (ii) compliance with any guideline or request issued or made after the date hereof from any such governmental agency (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of that Lender or any corporation controlling that Lender as a consequence of that Lender's Pro Rata Share of the Commitments or the making or maintaining of Loans or Letters of Credit below the rate at which that Lender or such other corporation would have achieved but for such introduction, change or compliance (taking into account the policies of that Lender or corporation with regard to capital), then Borrower shall from time to time, upon demand by such Lender accompanied by the certificate referred to in the next sentence, pay to that Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate setting forth in reasonable detail the basis for calculating the additional amounts owed, submitted to Borrower by the relevant Lender, shall be conclusive and binding for all purposes, absent manifest error.

                3.4     Eurodollar Fees and Costs.

                        (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                                (1)     shall subject any Lender or its
                Eurodollar Office to any tax, duty or other charge or cost with respect to any Eurodollar Advance, or its obligation to make Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Advance or any other amounts due under this Agreement in respect of any Eurodollar Advance or its obligation to make Eurodollar Advances (except for changes in any tax, duty or other charge on the overall net income, gross income or gross receipts of such Lender or its Eurodollar Office);

                                (2) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Office; or

                                (3)     shall impose on any Lender or its
                Eurodollar Office or the Market any other condition affecting any Eurodollar Loan, its obligation to make Eurodollar Advances or this Agreement, or shall otherwise affect any of the same;

        and the result of any of the foregoing, as reasonably determined by such Lender, increases the cost to such Lender or its Eurodollar Office of making or maintaining any Eurodollar Advance or in respect of any Eurodollar Advance, its obligation to make Eurodollar Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Office with respect to any Eurodollar Advance or its obligation to make Eurodollar Advances (assuming the Lender's Eurodollar Office had funded 100% of its Eurodollar Advance in the Market), then, upon demand by such Lender and receipt by Borrower of the statement referred to below (with a copy to the Agent) Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Office had funded 100% of its Eurodollar Advance in the Market). A statement of any Lender claiming compensation under this Section and setting forth in reasonable detail the basis for calculating the additional amount or amounts to be paid to it hereunder delivered to Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to endeavour promptly to notify Borrower of any event of which it has actual knowledge (and in any event, within one year from the date on which it obtained such knowledge), occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different Eurodollar Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender.

                        (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the reasonable opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Eurodollar Office to make, maintain or fund any Eurodollar Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, dollars in the Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Agent and Borrower, then such Lender's obligation to make Eurodollar Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Advances, together with accrued interest thereon, automatically shall be converted to Base Advances with Eurodollar Periods corresponding to the Eurodollar Loans of which such Eurodollar Advances were a part on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.4(d). In the event that such Lender is unable, for the reasons set forth above, to make, maintain or fund any Eurodollar Loan, such Lender shall fund such amount as a Base Advance for the same period of time, and such amount shall be treated in all respects as a Base Advance.

                        (c)     If, with respect to any proposed Eurodollar
Loan:

                                (1) the Agent reasonably determines that, by reason of circumstances affecting the Market generally that are beyond the reasonable control of the Lenders, deposits in dollars (in the applicable amounts) are not being offered to the Lenders in the Market for the applicable Eurodollar Period; or

                                (2) the Requisite Lenders advise the Agent that the Eurodollar Rate as determined by the Agent (i) does not represent the effective pricing to such Lenders for deposits in dollars in the Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Advances;

        then the Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

                        (d) Upon payment or prepayment of any Eurodollar Loan, (other than as the result of a conversion required under Section 3.4(b)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a Eurodollar Loan in any Request for Loan, Borrower shall indemnify the Lenders against and reimburse each Lender on demand for all costs, expenses, penalties, losses, reasonable legal fees and damages incurred or sustained, or that would be incurred or sustained, by the Lenders, including loss of interest, as reasonably determined by the Lenders, to the extent that the same are a direct result of such payment, prepayment or failure to borrow. Each Lender's determination of the amount payable under this Section 3.4(d) shall be conclusive in the absence of manifest error. The loss of interest by a Lender will be calculated as (i) the principal amount of the subject Loan, times (ii) a fraction the numerator of which is the number of days between the date of payment and the last day of the applicable Eurodollar Period, and the denominator of which is 360, times (iii) the Eurodollar Rate for the subject Loan, minus the Eurodollar Rate that would be applicable to a Loan in the amount of the subject Loan to be made on the date of prepayment or a period equal to the number of days remaining in the applicable Eurodollar Period (to the extent such difference is a positive number).

                        (e) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Sections 3.3. or 3.4, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender, or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 3.3 or 3.4 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintain of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender.

                3.5 Post Default Interest and Late Payments. At the option of the Requisite Lenders, so long as any Event of Default has occurred and is continuing, the Loans shall thereafter bear interest, and if any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Creditor is not paid when due, it shall thereafter bear interest until paid in full, at a fluctuating interest rate per annum at all times equal to 2% per annum above the rate of interest that would otherwise be applicable pursuant to this Agreement (the "Default Rate"), to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded quarterly, on the last day of each calendar quarter, to the fullest extent permitted by applicable Laws.

                3.6 Right to Assume Payments Will be Made by Borrower. Unless the Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Agent may, in its sole discretion, assume that Borrower has remitted such payment when so due and may, in its sole discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at the Federal Funds Rate.

                3.7 Computation of Interest and Fees. Computation of interest or fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days.

                3.8 Non-Business Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

                3.9     Manner and Treatment of Payments.

                        (a) Each payment hereunder shall be made to the Agent for the account of the relevant Creditor in immediately available funds not later than 11:00 a.m., Los Angeles time, on the day of payment (which must be a Business Day). All payments received after these deadlines on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Agent for the account of any Lender shall be promptly paid by the Agent to that Lender in immediately available funds. All payments shall be made in lawful money of the United States of America.

                        (b) Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to each of the Loans and such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record.

                        (c) Subject in the case of each Lender to compliance by that Lender with Section 11.9, each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any governmental agency, central bank or comparable authority (other than taxes on overall net income, gross income or gross receipts of a Lender or its Eurodollar Office). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of taxes, assessments or other charges imposed by any governmental agency from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant governmental agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-tax (or after-assessment or aftercharge) amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If the Agent or any Lender receives a refund in respect of any taxes paid by Borrower pursuant to this Section 3.9, which in the reasonable judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by Borrower in connection with such taxes, to Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that Borrower agrees to promptly return such refund to the Agent or the applicable Lender, as the case may be, if it receives notice from the Agent or applicable Lender that Agent or Lender is required to repay such refund.

                3.10 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

                3.11 Failure to Charge Not Subsequent Waiver. Any decision by any Creditor not to require payment of any interest (including interest arising under Section 3.5), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of that Creditor's right to require full payment of any interest (including interest arising under Section 3.5), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

                3.12    Authority to Charge Account.

                        (a) Borrower hereby authorizes Bank of America upon notice from the Agent to charge the Funding Account and thereafter to remit to the Agent, in such amounts as may from time to time be necessary to cause timely payment of principal, interest, fees and other charges payable by Borrower under the Loan Documents.

                        (b) Approximately ten days prior to the date any payment is due from Borrower under any of the Loan Documents, the Agent shall provide to Borrower a statement of the amounts that will be due on such date (the "Billed Amount"). The calculation of the Billed Amount shall be made on the assumption that no new Loans or payments will be made between the date of the billing statement and the date the amounts are due, and that there will be no changes in the applicable interest rate.

                        (c) Bank of America, upon notice from the Agent, will charge the Funding Account for the Billed Amount regardless of the actual amount of interest accrued (the "Accrued Amount"). If the Billed Amount charged to the Funding Account differs from the Accrued Amount, the discrepancy will be treated as follows: (i) if the Billed Amount is less than the Accrued Amount, the Billed Amount for the following payment date will be increased by the amount of the discrepancy (and no Default or Event of Default shall be deemed to have occurred solely as a result of such discrepancy); and (ii) if the Billed Amount is more than the Accrued Amount, the Billed Amount for the following payment date will be decreased by the amount of the discrepancy. Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding under the Loans, without compounding. The Agent and the Lenders shall not pay to Borrower any interest on any excess payment.

                        (d) Nothing herein shall obligate the Agent to charge the Funding Account as provided above at a time when there are not sufficient good funds in such account, and if there are insufficient funds in the Funding Account on a date the Agent enters any debit authorized hereby, the Agent shall reverse such debit to the extent of such insufficiency.

                3.13 Survivability. All of Borrower's obligations under Sections 3.3 and 3.4 shall survive for six months following the date on which all Loans hereunder are fully paid.

                3.14 Agency Fees. From and after the date upon which more than one Lender is a party to this Agreement, Borrower shall pay an annual agency fee to Bank of America in an amount, and on the dates, set forth in a letter agreement with Bank of America.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

                Borrower represents and warrants to the Creditors as follows:

                4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation, as described in the preamble to this Agreement. Borrower is duly qualified to transact business, is in good standing in its jurisdiction of incorporation and each other jurisdiction, in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not reasonably be expected to have a Material Adverse Effect. The chief executive offices and principal place of business of Borrower are located at the addresses for notices set forth for Borrower in the signature pages to this Agreement. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its properties and to execute and deliver each Loan Document to which it is a party and to perform the Obligations. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any governmental agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions would not reasonably be expected to have a Material Adverse Effect.

                4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. Except as set forth on Schedule 4.2,the execution, delivery and performance by Borrower and the Guarantors of each Loan Document to which it is a Party have been duly authorized by all necessary corporate action, and do not:

                        (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party, except as heretofore obtained;

                        (b) Violate or conflict with any provision of such Party's charter, articles of incorporation or bylaws, as applicable;

                        (c) Result in or require the creation or imposition of any Lien or right of others (other than pursuant to the Collateral Documents) upon or with respect to any Property now owned or leased or hereafter acquired by that Party;

                        (d) Violate any Requirement of Law applicable to such Party in any respect which is material;

                        (e) Result in a material breach of or constitute a material default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and no Party is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in
Section 4.2(e), in any respect that would reasonably be expected to have a Material Adverse Effect.

                4.3 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any governmental agency is required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and the Guarantors of any of the Loan Documents to which it is a Party except as have been or will be made or obtained as of the Closing Date except for the making of UCC-1 filings.

                4.4     Subsidiaries.

                        (a) As of the Closing Date, Schedule 4.4 hereto correctly sets forth the names, the form of legal entity, jurisdictions of organization, chief executive offices and principal place of business of all Subsidiaries of Borrower and the identities of the Material Subsidiaries existing as of the Closing Date. Except as described in
        Schedule 4.4, Borrower does not own as of the Closing Date any capital stock or equity interest in any Person. All of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary are owned of record and beneficially as indicated on Schedule 4.4, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid, nonassessable, and were issued in compliance with all applicable state, federal and other Laws, and are free and clear of all Liens.

                        (b) Each such Subsidiary is a legal entity of the form described for that Subsidiary in Schedule 4.4, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such, and has filed fictitious business name statements, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing would not reasonably be expected to have a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

                        (c) Each such Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any governmental agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, would not reasonably be expected to have a Material Adverse Effect.

                4.5 Financial Statements. Borrower has furnished to the Agent (a) the audited annual financial statements of Borrower and its Subsidiaries for the Fiscal Year ended February 28, 1999, (b) the unaudited consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Quarter ended May 31, 1999, and (c) the un-audited financial statements dated December 31, 1998 of Bresser. The financial statements described in (a) and (b) fairly present in all material respects the financial position, results of operations and changes in cash flows of Borrower and its Subsidiaries as of such dates and for such respective periods in conformity with GAAP consistently applied, subject only to normal year-end accruals and audit adjustments. To the best knowledge of Borrower, the financial statements of Bresser described above fairly present in all material respects the financial position, results of operations and changes in cash flows of Bresser as of such dates and for such respective periods in conformity with GAAP consistently applied.

                4.6 No Other Liabilities; No Material Adverse Effect. Except as disclosed on Schedule 4.6, neither Borrower nor any of its Subsidiaries has any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the financial statements described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred which would reasonably be expected to have a Material Adverse Effect since February 28, 1999.

                4.7 Title to and Location of Property. Borrower and its Subsidiaries have valid title to the Property (other than assets which are the subject of a Capital Lease) reflected in the financial statements described in
Section 4.5, other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, other than those permitted under Section 6.8. All Property of Borrower and its Subsidiaries is located at one of the locations described in
Schedule 4.7.

                4.8 Real Property. Borrower's most recent report on Form 10-K sets forth a summary of all real property owned by Borrower and its Subsidiaries, and of all real property leasehold estates held by Borrower and its Subsidiaries, which summary is accurate and complete in all material respects except for real property acquired or leased after the Closing Date.

                4.9 Intangible Assets. Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other intangible assets that are used in the conduct of their businesses as now operated. None of the intangible assets described in the first sentence of this Section, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict would reasonably be expected to have a Material Adverse Effect.

                4.10 Governmental Regulation. Neither Borrower nor any Subsidiary of Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or to any other Law limiting or regulating its ability to incur Indebtedness for money borrowed.

                4.11 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $1,000,000, and (c) matters set forth in Schedule 4.11, as of the Closing Date, there are no actions, suits, proceedings or investigations pending as to which Borrower or any Subsidiary of Borrower has been served or has received written notice or, to the best knowledge of Borrower, threatened against or affecting Borrower, any Subsidiary of Borrower or any Property of any of them before any governmental agency. Except for matters set forth in Schedule 4.11, there is no reasonable basis, to the best knowledge of Borrower, for any action, suit, proceeding or investigation against or affecting Borrower, any Subsidiary of Borrower or any Property of any of them before any governmental agency which would reasonably be expected to have a Material Adverse Effect.

                4.12 Binding Obligations. Each of the Loan Documents to which Borrower and the Guarantors are a party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies and/or defenses as a matter of judicial discretion.

                4.13 No Default. No event has occurred and is continuing that is a Default or Event of Default.

                4.14    ERISA.

                        (a) Except as disclosed in Schedule 4.14, as of the Closing Date neither Borrower nor any ERISA Affiliate of Borrower maintains, contributes to or is required to contribute to any "employee pension benefit plan" that is subject to Title IV of ERISA.

                        (b)     With respect to each Pension Plan disclosed in
        Schedule 4.14:

                                (i)     such Pension Plan complies in all
                material respects with ERISA and any other applicable Laws;

                                (ii) such Pension Plan has not incurred any "accumulated funding deficiency", as that term is defined in
                Section 302 of ERISA which would reasonably be expected to have a Material Adverse Effect;

                                (iii)   no "reportable event" (as defined in
                Section 4043 of ERISA) has occurred that would subject Borrower or any Subsidiary of Borrower to any liability with respect to such Pension Plan that would reasonably be expected to have constitute a Material Adverse Effect;

                                (iv) neither Borrower nor any Subsidiary of Borrower has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that would subject Borrower or any Subsidiary of Borrower to any penalty that would reasonably be expected to have a Material Adverse Effect;

                                (v) no Termination Event has occurred or may reasonably be expected to occur which would reasonably be expected to have a Material Adverse Effect; and

                                (vi) no material unfunded vested liabilities exist under any Pension Plan and the present value of all benefit liabilities under each Pension Plan and each Pension Plan of a Subsidiary and of an ERISA Affiliate do not exceed by a material amount the value of the assets of such Plan in each case by an amount which would reasonably be expected to have a Material Adverse Effect.

                        (c) As of the Closing Date, all contributions required to be made by Borrower or any of its Subsidiaries to a Multiemployer Plan described in Schedule 4.14 have been made except as may be described in Schedule 4.14. Neither Borrower, any Subsidiary of Borrower, nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA that would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate of Borrower has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Plan that would reasonably be expected to have a Material Adverse Effect.

                        (d) Each of Borrower, its Subsidiaries and their ERISA Affiliates are in compliance with those provisions of ERISA which are applicable to Borrower, its Subsidiaries and their ERISA Affiliates, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

                4.15 Regulations T, U and X. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" (as such term is defined in Regulation U) in violation of Regulations T, U or X. Neither Borrower nor any Subsidiary of Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock."

                4.16    Disclosure. As of the date delivered, and subject to
Section 4.18 as to the Projections, written statement made by a Responsible Official of Borrower or any Guarantor to any Creditor in connection with this Agreement, or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact (which fact is known to Borrower or such Guarantor, in the case of materials not furnished by Borrower or such Guarantor) necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to Borrower or any Guarantor (other than facts relating to the economy generally or generally applicable to businesses of the types engaged in by Borrower) which would reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to the Lenders.

                4.17 Tax Liability. Borrower and its Subsidiaries have filed all material tax returns which are required to be filed, and have paid, withheld, collected or remitted, all taxes, interest, penalties and installments of taxes due and payable by them with respect to the periods, Property or transactions covered by such returns, or pursuant to any assessment received by either Borrower or any Subsidiary of Borrower, except (a) taxes for which Borrower or any such Subsidiary has been fully indemnified and (b) such taxes, if any, as are being contested in good faith by appropriate proceedings diligently being pursued and as to which adequate reserves have been established and maintained. To the best knowledge of Borrower, there is no tax assessment contemplated or proposed by any governmental agency against Borrower or any Subsidiary of Borrower that would reasonably be expected to have a Material Adverse Effect.

                4.18 Projections. The Projections are based on good faith estimates and assumptions believed by management to be reasonable at the time made, it being recognized that Projections as to future events are not to be viewed as facts and actual results may differ from the Projections. Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved.

                4.19 Security Interests. The Collateral Documents create a valid security interest in the Collateral described therein in favor of the Agent securing the Obligations. Upon (a) the filing of UCC-1 financing statements delivered to the Agent pursuant to Section 8.1(a) with the appropriate Governmental Agencies, (b) the filing of the Trademark Security Agreement with the United States Patent and Trademark Office, (c) the filing of the Patent Security Agreement with the United States Patent and Trademark Office, and (d) the delivery to the Agent of the stock certificates representing the shares of capital stock of the United States Domestic Subsidiaries of Borrower, all action necessary to perfect the security interests so created by the Collateral Documents described in this sentence, will have been taken and completed (except for the requirement that continuation statements periodically must be filed and/or recorded with respect to financing statements on file in favor of the Agent). Such security interests are of first priority except as otherwise permitted under this Agreement.

                4.20    Hazardous Materials.

                        (a) The on-going operations of Borrower and its Subsidiaries, and to the best of their knowledge the on-going operations of all current tenants, subtenants or other occupants of all or any part of the real property described in Section 4.8, are conducted and comply in all respects with all Environmental Laws, except such non-compliance which would not be reasonably expected to have a Material Adverse Effect.

                        (b) Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and Borrower and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except to the extent that the failure to so obtain the same would reasonably be expected to have a Material Adverse Effect.

                        (c) Neither Borrower nor any Subsidiary of Borrower (nor to the best of their knowledge any current tenants, or other occupants of all or part of the Property) or any of their respective present Property or operations, is subject to any existing, pending, threatened or outstanding written order, suit, claim, proceeding, investigation, order, comment, injunction, writ, award, action or proceeding from or agreement with any governmental agency or third party, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material which would reasonably be expected to have a Material Adverse Effect.

                        (d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of Borrower or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of Borrower and its Subsidiaries except to the extent that the failure to so obtain the same would reasonably be expected to have a Material Adverse Effect. In addition, (i) neither Borrower nor any Subsidiary of Borrower has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) to their best knowledge, Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

                4.21 Year 2000 Compliance. Borrower and its Subsidiaries have conducted a comprehensive review and assessment of its systems and equipment applications and made inquiry of their key suppliers, vendors and customers (and those of Bresser) with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based on that review and inquiry, Borrower does not believe the year 2000 problem, including costs of remediation, will result in a Materially Adverse Effect.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)

                So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, and shall cause each of its Subsidiaries to, unless the Requisite Lenders otherwise consent in writing:

                5.1 Payment of Taxes and Other Potential Liens. Pay, collect, withhold, remit and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of the Creditors under any Loan Document, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts tax or any other tax on or measured by income generally applicable to banks or their corporate parents or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings diligently pursued, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of Borrower or its Subsidiaries is in imminent jeopardy of being seized, levied upon or forfeited, provided that in the event that Borrower or any of its Subsidiaries fails to pay any material taxes, assessments and governmental charges or levies imposed upon any Collateral when due (except to the extent then being contested in good faith in accordance with clause (b), above), then, upon 10 days prior written notice to Borrower or such Subsidiary, the Agent may pay such taxes and the same shall be considered additional Advances hereunder, and bear interest at the rate otherwise then applicable for Base Rate Loans.

                5.2 Preservation of Existence. Preserve and maintain, or cause to be maintained and preserved, their respective existences in the jurisdictions of their formation and all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any governmental agency that are necessary for the transaction of their respective businesses, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective businesses or the ownership or leasing of their respective properties except, in each case, to the extent that the same would not reasonably be expected to have a Material Adverse Effect.

                5.3 Maintenance of Properties. Maintain, preserve and protect, or cause to be maintained, preserved and protected, all of their respective depreciable properties in good order and condition, subject to wear and tear in the ordinary course of business, or damage or destruction from casualties which are fully covered by insurance (subject to customary deductibles and retentions), and not permit any waste of their respective properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of material value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

                5.4 Maintenance of Insurance. Maintain, or cause to be maintained, liability, casualty and other insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customary for similarly situated businesses, including public liability insurance, business interruption insurance and all-risk casualty insurance with respect to all of Borrower's and its Subsidiaries tangible personal property. Such insurance shall be maintained, in amounts and with responsible insurance companies reasonably acceptable to the Requisite Lenders. The Agent shall be named as additional insured and loss payee as its interests may appear, with respect to casualty insurance on all Collateral, and Borrower shall deliver to the Agent, not less frequently than once in each calendar year, (a) an Accord Certificate (or its equivalent) evidencing that insurance of the types required by this Section and the Collateral Documents is in force and (b) a Lenders Loss Payable Endorsement in a form acceptable to the Agent evidencing that the Agent is an additional insured and loss payee with respect to all risk casualty insurance and other insurance requested by the Agent.

                5.5 Compliance With Laws. Comply with, or cause to be complied with, all Requirements of Laws, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

                5.6 Inspection Rights. At any time during regular business hours and as often as requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries), permit the Agent or any Lender, or any authorized employee, agent or representative thereof, (a) to examine, audit and make copies and abstracts from the records and books of account of, (b) to visit, and inspect the Properties of, Borrower and its Subsidiaries, (c) to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers or accountants (provided that Borrower may be present at such discussions), and (d) upon request, furnish promptly to the Agent true copies of all financial information made available to the senior management of Borrower or any of its Subsidiaries. The Agent may conduct audits of Borrower's and any of its Subsidiaries' books and records and of the Collateral twice per year.

                5.7 Keeping of Records and Books of Account. Keep records and books of account in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any governmental agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

                5.8 Use of Proceeds. Directly use all proceeds of (a)(i) the Working Capital Loans solely for working capital and general corporate purposes of Borrower and its United States Domestic Subsidiaries (other than for Capital Expenditures), for Permitted Acquisitions, and Investments permitted in Section 6.11(h), and (ii) the Capex Loans for Capital Expenditures of Borrower or any of its Subsidiaries permitted hereunder, provided that the proceeds of Line A Loans may not be used to consummate the Bresser Acquisition; and (b) use the proceeds of the Line B Loan solely to consummate the Bresser Acquisition.

                5.9     Hazardous Materials Laws.

                        (a) conduct their operations and keep and maintain their Property in material compliance with all Environmental Laws noncompliance with which would reasonably be expected to have a Material Adverse Effect.

                        (b) Notify the Agent in writing upon, but in no event later than 10 Business Days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing against Borrower or any Subsidiary of Borrower or any of their respective Properties pursuant to any applicable Environmental Laws, and (ii) all other Environmental Claims, would reasonably be expected to have a Material Adverse Effect.

                        (c) Upon the written request of the Agent or the Requisite Lenders, submit to the Agent with sufficient copies for each Lender, at Borrower's sole cost and expense, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 5.9(b).

                5.10    Future Guarantors and Collateral.

                        (a) Promptly and in any event within 30 days following the formation or acquisition of any Material Subsidiary (other than Bresser), or upon any Subsidiary not previously being a Material Subsidiary becoming a Material Subsidiary, deliver 100% of the capital stock or other equity interests thereof in pledge to the Agent (or, in the case of any foreign Material Subsidiary, 66% of the capital stock or other equity interests thereof within 60 days following such date).

                        (b) Promptly and in any event within 30 days following the formation or acquisition of any United States domestic Material Subsidiary, cause each such Subsidiary which is a United States domestic Person to enter into a joinder to the Guaranty and the

        Guarantor Security Agreement together with UCC-1 financing statements for filing in each jurisdiction in which any such Person owns property.

                        (c) Promptly following the request of the Agent or the Requisite Lenders, deliver such additional instruments, documents and agreements as are necessary or desirable to grant a perfected Lien in favor of the Agent in (i) any hereafter acquired patents and trademarks or (ii) any other personal property collateral having a value in excess of $250,000, in each case which is hereafter acquired by Borrower and its United States domestic Material Subsidiaries

                5.11 Further Assurances. Promptly upon request by the Agent or the Requisite Lenders, Borrower shall (and shall cause its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Lenders, as the case may be, may reasonably require from time to time in order
(i) to subject to the Liens created by any of the Collateral Documents any of the Properties of Borrower and its Subsidiaries, rights or interests covered by any of the Collateral Documents, or (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

                So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall not, and shall not permit Borrower or any of its Subsidiaries to, unless the Requisite Lenders otherwise consent in writing:

                6.1 Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except (a) Dispositions by Borrower to a Wholly-Owned Subsidiary which is a Guarantor, or (b) by a Subsidiary of Borrower to Borrower or a Wholly-Owned Subsidiary which is a Guarantor.

                6.2 Mergers. Merge or consolidate with or into any Person, except (a) mergers and consolidations of a Subsidiary of Borrower into Borrower or a Subsidiary or of Subsidiaries of Borrower with each other and (b) a merger or consolidation of a Person into Borrower or with or into a Subsidiary of Borrower in connection with a Permitted Acquisition; provided that (i) Borrower or its existing Subsidiary is the surviving entity, (ii) no Change in Control results therefrom, (iii) no Default or Event of Default then exists or would result therefrom and (iv) Borrower and each of the Guarantors execute such amendments to the Loan Documents as the Lender may reasonably determine are appropriate as a result of such merger.

                6.3 Acquisitions. Make or agree to make any Acquisition other than:

                        (a) the Bresser Acquisition in accordance with the Bresser Acquisition Agreement and for a consideration which is not in excess of $8,000,000; and

                        (b)     Permitted Acquisitions.

                6.4 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in cash or other Property, except Distributions of Common Stock in kind.

                6.5     ERISA.

                        (a) At any time, permit any Pension Plan disclosed in Schedule 4.14, in such case if to do so would reasonably be expected to have a Material Adverse Effect, to:

                                (i)     engage in any non-exempt "prohibited
                transaction", as such term is defined in Section 4975 of the Code;

                                (ii) incur any material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA; or

                                (iii)   suffer a Termination Event to occur
                which may reasonably be expected to result in liability of Borrower or any ERISA Affiliate thereof to the Pension Plan or to the PBGC or the imposition of a Lien on the Property of Borrower or any ERISA Affiliate thereof pursuant to Section 4068 of ERISA.

                        (b) Fail, upon a Responsible Official of Borrower becoming aware thereof, promptly to notify the Agent of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any Pension Plan described in Schedule 4.14 or any trust created thereunder which would reasonably be expected to have a Material Adverse Effect.

                        (c) At any time, permit any Pension Plan described in Schedule 4.14 to fail to comply with ERISA or other applicable Laws in any respect which would reasonably be expected to have a Material Adverse Effect.

                6.6 Change in Name; Nature of Business. Change the legal name of Borrower or of any Subsidiary of Borrower without written notice to the Agent within fifteen days following such change or make any material change (other than to the extent required by Law) in the nature of the business of Borrower and its Subsidiaries, taken as a whole, as currently conducted.

                6.7 Indebtedness and Contingent Obligations. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation, except:

                        (a) Existing Indebtedness and Contingent Obligations disclosed on Schedule 6.7 and refinancings thereof which do not result in an increase of the amount thereof;

                        (b) Indebtedness and Contingent Obligations in favor of the Creditors under the Loan Documents;

                        (c) Indebtedness and Contingent Obligations consisting of Approved Swap Agreements;

                        (d) Indebtedness of Bresser in an aggregate principal amount not to exceed $15,000,000, and unsecured guarantees by Borrower of any such Indebtedness of Bresser containing no covenants, representations, warranties or defaults which are more restrictive than those contained in this Agreement and L/C's issued in support of such

        Indebtedness which, when aggregated with such guarantees do not exceed $15,000,000, provided that Borrower shall cause Bresser to reduce the aggregate outstanding Indebtedness of Bresser for borrowed funds to an amount which is not greater than $5,000,000, and that it shall thereafter maintain the principal balance of such Indebtedness at or below such amount, for a thirty consecutive day period, to be determined by Borrower, but occurring during the period between January 31 and April 15 during each year which occurs during the term of this Agreement;

                        (e) purchase money Indebtedness and Indebtedness in connection with Capital Leases provided that the aggregate amount of such Indebtedness does not exceed $5,000,000 at any time, and unsecured guarantees by Borrower of any portion of such obligations which are incurred by its Subsidiaries and refinancings thereof which do not result in an increase of the amount thereof;

                        (f) other unsecured Indebtedness incurred when no Default or Event of Default exists in an aggregate principal amount which does not exceed $250,000 in any year or $500,000, in the aggregate at any one time outstanding; and

                        (g) Indebtedness of Borrower and the Guarantors to Borrower or other Guarantors, and Indebtedness of other Subsidiaries to Borrower and the Guarantors in an aggregate principal amount not to exceed $1,000,000.

                6.8 Liens; Negative Pledges; Sales and Leasebacks. Create, incur, assume or suffer to exist any Lien or Right of Others of any nature upon or with respect to any of its Property, whether now owned or hereafter acquired; or suffer to exist any Negative Pledge with respect to any of its Property; or engage in any sale and leaseback transaction with respect to any of its Property; except:

                        (a)     Permitted Encumbrances;

                        (b) Liens and Negative Pledges in favor of the Agent or the Lenders under the Loan Documents;

                        (c) Existing Liens disclosed in Schedule 6.8; provided that the obligations secured thereby are not increased; and

                        (d) purchase money Liens securing Indebtedness permitted under Section 6.7(e) and related Negative Pledges on the assets subject to such purchase money Liens.

                6.9 Transactions with Affiliates. Enter into any transaction of any kind with any officer or Affiliate of Borrower, or any Person that owns or holds 5% or more of the outstanding Common Stock, other than transactions (including real property lease transactions) on terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power; provided that this restriction shall not apply to transactions between or among Borrower and its Subsidiaries which are Guarantors.

                6.10 Capital Expenditures. Make or incur obligations for Capital Expenditures other than:

                        (a) Capital Expenditures associated with the Bresser Acquisition; and

                        (b) other Capital Expenditures made during any Fiscal Year in an aggregate amount not to exceed $4,000,000, provided that to the extent that the aggregate Capital Expenditures made by Borrower and its Subsidiaries during any Fiscal Year are less than $4,000,000, and provided that no Default or Event of Default then exists, the amount by which such Capital Expenditures are less than $4,000,000 (but not more than $1,500,000) may be expended in the next succeeding Fiscal Year in addition to those otherwise allowed.

                6.11 Investments. Make or suffer to exist any Investment, other than:

                        (a) Investments in existence on the Closing Date and disclosed on Schedule 6.11;

                        (b)     Investments consisting of Cash Equivalents;

                        (c) Investments in a Person that is the subject of a Permitted Acquisition;

                        (d) Investments consisting of advances in an aggregate principal amount not to exceed $250,000 at any time, to officers, directors, shareholders, employees and Affiliates of Borrower and its Subsidiaries (or relatives of the foregoing);

                        (e) other Investments in an aggregate amount not to exceed $250,000 at any time in equity securities or debt securities;

                        (f) to the extent considered an Investment, notes receivable from the ESOP;

                        (g)     additional Investments in Guarantors; and

                        (h) additional Investments in Subsidiaries which are not Guarantors in an aggregate principal amount which does not exceed $1,000,000 at any time.

                6.12 Leverage Ratio. Permit the ratio of (a) Total Debt as of the last day of any Fiscal Quarter, to (b) EBITDA for the four Fiscal Quarter period ending on that date, to be greater than 2.75:1.00.

                6.13 EBITDA. Permit EBITDA for the of period of four Fiscal Quarters ending on the last day of any Fiscal Quarter ending during a period set forth below to be less than the amount set forth opposite that period:

       Fiscal Quarters Ending                        Minimum EBITDA
       ----------------------                        --------------
       February, 2000  through
       November, 2000                                $14,000,000

       February, 2001  through
       November, 2001                                $14,700,000

       Fiscal Quarters Ending                        Minimum EBITDA
       ----------------------                        --------------
       February, 2002  through
       November, 2002                                $15,400,000

       February, 2003 through
       November 2003                                 $16,200,000

       February, 2004 and thereafter                 $17,000,000.

                6.14 Profitability. Permit Net Income to be less than $0 in any two consecutive Fiscal Quarters.

                6.15 Change of Location. Change the place of their respective chief executive offices or principal places of business unless the Agent has been notified in writing at least 30 days prior to such change.

                                    ARTICLE 7
                     INFORMATION AND REPORTING REQUIREMENTS

                7.1 Financial and Business Information. So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitments remain in force, Borrower shall, unless the Requisite Lenders otherwise consent in writing, deliver to the Agent, at Borrower's sole expense:

                        (a) As soon as practicable, and in any event within 50 days after the end of each Fiscal Quarter, other than the final Fiscal Quarter of each Fiscal Year, (i)(A) the consolidated and consolidating balance sheets of Borrower and its Material Subsidiaries as at the end of such Fiscal Quarter, (B) the consolidated and consolidating statements of income and statement of changes in cash flows of Borrower and its Material Subsidiaries for that Fiscal Quarter, and (C) a comparison of the income statements with the financial results as of the end of the same fiscal period during the immediately preceding Fiscal Year, all in reasonable detail (in the case of Bresser commencing November, 2000). Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial position, results of operations and cashflows of Borrower and its Subsidiaries, and shall be prepared and presented in accordance with GAAP (other than any requirement for footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments, and (ii) Borrower's report on Form 10-Q for that Fiscal Quarter;

                        (b) As soon as practicable, and in any event within 100 days after the end of each Fiscal Year, (i) the audited consolidated balance sheet and statement of income and changes in cash flows of Borrower and its Subsidiaries prepared and presented in accordance with GAAP, consistently applied, and accompanied by (x) a report and opinion of independent public accountants of recognized national standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions which the Requisite Lenders determine is unacceptable, (ii) any management letters issued by Borrower's auditors, (iii) the unaudited company-prepared consolidating balance sheets and statements of income and changes in cash flows of Borrower and its Material Subsidiaries, and (iv) Borrower's report on Form 10-K for that Fiscal Year;

                        (c) As soon as practicable, and in any event no later than 30 days after the commencement of each Fiscal Year, a business plan and budget by Fiscal Quarter for that Fiscal Year (including consolidating quarterly projected results for the first Fiscal Year), in form and detail reasonably satisfactory to the Agent but in any event including projected statements of profit and loss, changes in cash flows, and balance sheets;

                        (d) Promptly after the same are available, to the extent not addressed by other provisions of this Section 7.1, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than on form S-8 or a similar report) which Borrower may file or be required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934;

                        (e) Promptly upon a Responsible Official of Borrower becoming aware, and in any event within ten Business Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the
        Code) in connection with any Pension Plan or any trust created thereunder in each case which would reasonably be expected to have a Material Adverse Effect, written notice specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

                        (f) Promptly upon a Responsible Official of Borrower becoming aware thereof, notice of any substantial dispute with any Governmental Agency which would reasonably be expected to have a Material Adverse Effect;

                        (g) As soon as practicable, and in any event within two Business Days after a Responsible Official of Borrower becomes aware of the existence of any condition or event which constitutes a Default, written notice specifying the nature and period of existence thereof and specifying what action Borrower and its Subsidiaries are taking or propose to take with respect thereto;

                        (h) Promptly upon a Responsible Official of Borrower becoming aware that (i) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries, and, in the case of a lease, such default has not been cured or rescinded within any applicable cure period under the lease or applicable Laws, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease stated to be in excess of $1,000,000, or (iv) any development of any such ligitation which may reasonably be expected to result in a Material Adverse Effect, in each case a written notice describing the pertinent facts relating thereto and what action Borrower and its Subsidiaries are taking or propose to take with respect thereto;

                        (i) Not less frequently than once in each Fiscal Quarter, provide notice to the Agent of each new trademark or patent issued to Borrower or any of its Subsidiaries;

                        (j) Promptly following request by the Requisite Lenders submitted through the Agent, accounts receivable agings and inventory listings for Borrower and its Subsidiaries;

                        (k) Concurrently with their delivery to the counterparties to the Bresser Acquisition Agreement, any notices hereafter given to such counterparties pursuant to the Bresser Acquisition Agreement relating to a liability in excess of $500,000;

                        (l) Promptly following the same, notice of each Subsidiary which becomes a Material Subsidiary; and

                        (m) Such other data and information as from time to time may be reasonably requested by the Agent or any Lender.

                7.2 Compliance Certificates. So long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid, or any portion of the Commitments remains outstanding, Borrower shall, unless the Requisite Lenders otherwise consent, deliver to the Agent concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by a Senior Officer of Borrower.

                                    ARTICLE 8
                                   CONDITIONS

                8.1 Conditions to the Initial Loans and Letters of Credit. The obligation of each Lender to make the initial Advance to be made by it, and the obligation of the Issuing Lender to issue the initial Letters of Credit, is subject to the following conditions precedent, each of which shall be satis-fied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

                        (a) The Agent shall have received all of the following, each of which shall be originals unless otherwise specified or, where applicable, the context otherwise requires, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Agent otherwise agrees or directs):

                                (1)     executed counterparts of this Agreement;

                                (2) Borrower Security Agreement executed by Borrower, together with sufficient copies of financing statements on Form UCC-1 for filing in every United States jurisdiction in which Borrower owns Property;

                                (3)     the Guarantor Security Agreement
                executed by each of the Guarantors, together with sufficient copies of financing statements and fixture financing statements on Form UCC-1 for filing in every United States jurisdiction in which the Guarantors own Property;

                                (4)     the Trademark Security Agreement,
                executed by all Parties thereto;

                                (5) the Patent Security Agreement, executed by all Parties thereto;

                                (6) the Borrower Pledge Agreement, together with certificates representing 100% of the capital stock of MIEC and MIHC and stock powers executed in blank with respect thereto;

                                (7)     the Guaranty, executed by the
                Guarantors;

                                (8)     with respect to Borrower and the
                Guarantors, such documentation as the Agent may reasonably require to establish the due organization, valid existence and good standing of each of Borrower, the Guarantors, and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including, without limitation, certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                                (9) evidence satisfactory to the Agent that the Liens and security interest of the Agent in the Collateral have or will be been perfected and are of first priority (except for Permitted Encumbrances and Liens referred to on Schedule 6.7);

                                (10) a certificate from Borrower's insurance broker or other evidence of the insurance policies required by
                Section 5.4, together with such endorsements as are necessary to show the Agent as loss payee thereunder to the extent required by Section 5.4;

                                (11) a Certificate signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(e) and 8.1(f), have been satisfied and attaching a certified copy of the Bresser Acquisition Agreement;

                                (12) a Request for Loan and, if applicable, a Request for Letter of Credit;

                                (13) legal opinions of O'Melveny & Myers LLP, special counsel to Borrower and its Subsidiaries, and Mark Peterson, Vice President and General Counsel to Borrower, in form and substance satisfactory to the Agent, together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied;

                                (14)    Borrower shall have completed an
                Environmental Questionnaire and Disclosure Statement on the Agent's standard form; and

                                (15)    such other assurances, certificates,
                documents, consents or opinions, consistent with the foregoing, as the Agent or any Lender reasonably may require;

                        (b)     Any amounts payable pursuant to clause (a) of
        Section 11.3 shall be paid concurrently;

                        (c) The Lenders shall have reviewed and found satisfactory each of the following:

                                (1)     the Projections;

                                (2) financial statements of Bresser and its Subsidiaries for the Fiscal Year ended December 31, 1998;

                                (3) Borrower report on form 10-Q dated May 31, 1999;

                                (4)     a completed year 2000 compliance
                questionnaire, on Bank of America's standard form; and

                                (5)     the executed purchase agreement and
                related documents for the Bresser Acquisition.

                        (d) The representations and warranties of Borrower contained in Article 4 shall be true and correct; and

                        (e) Borrower shall be in compliance with all the terms and provisions of the Loan Documents, no Default or Event of Default shall have occurred and be continuing, and no event shall have occurred since February 28, 1999, which would reasonably be expected to have a Material Adverse Effect.

                        (f) Arrangements satisfactory to the Agent for the termination of Borrower's credit facility with Fleet Financial shall have been made, including arrangements for delivery of all termination statements and other lien releases associated with that credit facility.

                8.2 Any Increasing Loan. The obligation of each Lender to make any Advance which would increase the outstanding principal amount of the Loans, and the obligation of the Issuing Lenders to issue any Letter of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of such an Advance or the issuance of a Letter of
Credit:

                        (a) except as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.7 and 4.11) shall be true and correct on and as of the date of the Loan or Letter of Credit as though made on that date;

                        (b) other than matters described in Schedule 4.11, or matters not required as of the Closing Date to be therein described, or matters disclosed by Borrower and approved in writing by the Requisite Lenders, there shall not be then pending or threatened in writing any action, suit, proceeding or investigation against or affecting Borrower or any of its

        Subsidiaries or any Property of any of them before any governmental agency that would reasonably be expected to have a Material Adverse Effect;

                        (c) the Agent shall have received a timely Request for Loan in compliance with Article 2, or the Issuing Lender and the Agent shall have timely received a Request for Letter of Credit in compliance with Article 2, as applicable.

                                    ARTICLE 9
                         EVENTS OF DEFAULT AND REMEDIES

                9.1 Events of Default. The existence or occurrence of any one or more of the following events shall constitute an Event of Default:

                        (a) Borrower fails to pay any principal in respect of the Loans or Letters of Credit hereunder when due; or

                        (b) Borrower fails to pay any interest, commitment fee, letter of credit fee, expenses or other amount in respect of the Loans or Letters of Credit hereunder, or any portion thereof, within five days of the date when due; or

                        (c) Any failure to comply with Section 7.1(g) or any covenant in Article 6; or

                        (d) Borrower or any other Party fails to perform or observe any other covenant or agreement contained in any Loan Document on its part to be performed or observed and fails to cure such Default within thirty days following notice thereof;

                        (e) Any representation or warranty made in any Loan Document proves to have been incorrect when made or reaffirmed; or

                        (f) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, or any interest, of any present or future indebtedness for borrowed money or Capital Lease of $500,000 or more in the aggregate, or any guaranty of present or future Indebtedness for borrowed money or Capital Lease of $500,000 or more in the aggregate, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money or Capital Lease of $1,000,000 or more in the aggregate, or of any guaranty of present or future indebtedness for borrowed money or Capital Lease of $1,000,000 or more in the aggregate, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due;

                        (g) This Agreement or any other Loan Document at any time after its execution and delivery and for any reason, other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or any Party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same (other than in accordance with the terms and conditions of the Loan Documents); or

                        (h) Any judgments or arbitration awards are entered against Borrower or any of its Subsidiaries, or Borrower or any of its Subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $1,000,000 or more in excess of any insurance coverage and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder);

                        (i) Borrower or any of its Subsidiaries institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty calendar days after its issue or levy; or

                        (j) Any Lien on any Collateral (other than Collateral with a value of less than $250,000) created by any Loan Document, at any time after the execution and delivery of that Loan Document and for any reason (other than the failure of the Agent to take any action within its unilateral control) ceases to be perfected or of less than first priority (subject to any Lien permitted by this Agreement); or

                        (k) The occurrence of a Termination Event with respect to any Pension Plan if the aggregate liability of Borrower and its ERISA Affiliates due within the next twelve months under ERISA as a result thereof exceeds $1,000,000; or the complete or partial with-drawal by Borrower or any of its Subsidiaries or any of their ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower and its ERISA affiliates due within the next twelve months as a result thereof exceeds $1,000,000; or

                        (l)     The occurrence of a Change in Control.

                9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Creditors provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law, or in equity, or otherwise:

                        (a) Upon the occurrence of any Event of Default other than an Event of Default described in Section 9.1(i):

                                (1) the Commitment to make Advances and to issue Letters of Credit and all other obligations of the Creditors shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders), to make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

                                (2) the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders) may request the Issuing Lender to, and the Issuing Lender thereupon shall, demand immediate payment by Borrower of an amount equal to the aggregate effective face amount of all outstanding Letters of Credit issued to Borrower as provided in Section 2.5 to be held as cash collateral for the reimbursement obligations of Borrower under such Letters of Credit; and

                                (3) the Requisite Lenders (or, to the extent required by Section 11.2, all of the Lenders) may request the Agent to, and the Agent thereupon shall, declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                        (b) Upon the occurrence of any Event of Default described in Section 9.1(i):

                                (1) the Commitment to make Advances and to issue Letters of Credit and all other obligations of the Creditors under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders; and

                                (2)     an amount equal to the aggregate
                effective face amount of all outstanding Letters of Credit issued to Borrower shall be forthwith due and payable by Borrower to the Issuing Lender to be held by the Issuing Lender as cash collateral for the reimbursement obligations of Borrower to the Issuing Lender with respect to Letters of Credit issued by the Issuing Lender, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are waived by Borrower; and

                                (3)     the unpaid principal amount of all
                Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                        (c) Upon the occurrence of any Event of Default, the Lenders and the Agent, or any of them, without notice to or demand upon Borrower, which are expressly waived by Borrower, may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by Law or equity.

                        (d) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditors, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements) of the Agent, acting in such capacity, second, to the principal amount of the Obligations and interest and credit fees thereon, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders for application to Obligations. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder, payments shall be applied first, to the reimbursable costs and expenses of the Creditors, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and credit fees) then owing to the Creditors under the Loan Documents. No such application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

                                   ARTICLE 10
                                    THE AGENT

                10.1 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

                10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that selected with reasonable care.

                10.3 Liability of the Agent. No Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Creditors for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other Party to any Loan Document to perform its obligations hereunder or thereunder. No Related Person shall be under any obligation to the Creditors to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

                10.4    Reliance by Agent.

                        (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by them. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Requisite Lenders (and, in a case covered by Section 11.2, of all the Lenders) as they deem appropriate and, if they so request, they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or, in a case covered by Section 11.2, of all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

                        (b) For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

                10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Requisite Lenders in accordance with Article 9; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as each shall deem advisable or in the best interest of the Lenders.

                10.6 Credit Decision. Each other Creditor expressly acknowledges that none of the Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any other Creditor. Each other Creditor represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to Borrower hereunder. Each other Creditor also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the other Creditors by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any of the Related Persons.

                10.7 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses and the allocated fees and expenses of any internal counsel to the Agent) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other governmental agency asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including attorneys fees and expenses and the allocated fees and expenses of any internal counsel to the Agent). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

                10.8 Bank of America in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Advances and its risk participation in Letters of Credit, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include Bank of America in its individual capacity.

                10.9 Successor Agents. The Agent may, and at the request of the Requisite Lenders shall, resign upon 30 days' notice to the Lenders. If the Agent so resigns, the Requisite Lenders shall appoint from among the Lenders a successor Agent for the Lenders, which successor Agent shall be reasonably acceptable to the Borrower unless any Default or Event of Default then exists. If no successor is appointed prior to the effective date of the resignation, the Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term "Agent" shall mean such successor agent and the retiring agent's appointment, powers and duties as Agent shall be terminated. After any retiring agent's resignation under this Section, the provisions of this Article 10 and Sections 11.3, 11.12 and 11.20 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring agent's notice of resignation, the retiring agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the retiring agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

                10.10   Action by the Agent; Collateral Matters

                        (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

                        (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations payable under this Agreement and under any other Loan Document; (ii) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting Property in which Borrower or any Subsidiary of Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to Borrower or any Subsidiary of Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower or such Subsidiary of Borrower to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Requisite Lenders or all the Lenders, as the case may be, as provided in Section 11.2. Upon request by the Agent at any time, the Lenders will confirm in writing the

        Agent's authority to release particular types or items of Collateral pursuant to this Section 10.10(b).

                        (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of Borrower or any of its Subsidiaries) that Borrower's obligations to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender unless all of the Lenders otherwise agree.

                10.11   No Obligations of Borrower. Nothing contained in this
Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to any Creditor in respect of any failure by any other Creditor to perform any of its obligations to any other Creditor under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to such Person in the manner provided by this Agreement.

                10.12 Proportionate Interest of the Lenders in Collateral. The Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Agent. Subject to the Agent's rights to reimbursement for its costs and expenses hereunder (including reasonable attorneys' fees and disbursements and other professional services and the allocated costs of attorneys employed by the Agent) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in any collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents (other than the Approved Swap Agreement) bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Any obligation owed to a Lender under the Approved Swap Agreement shall rank pari passu with the Obligations under the Loan Documents.

                                   ARTICLE 11
                                  MISCELLANEOUS

                11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Creditors provided herein or in any Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of
Article 8 hereof are inserted for the sole benefit of the Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Agent's or any Lender's rights to assert them in whole or in part in respect of any other Loan.

                11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Party therefrom, may in any event be effective unless in writing signed by Borrower and the Requisite Lenders and then only in the specific

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instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

                                (i) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of the Commitments or of any commitment fee or any letter of credit fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest, any commitment fee or any letter of credit fee;

                                (ii)    To postpone any date fixed for any
                payment of principal of, prepayment of principal of or any installment of interest on, any Loan or any installment of any commitment fee or letter of credit fee, or to extend the term of the Commitments, or to release any Collateral Document except to the extent expressly contemplated thereby;

                                (iii)   To amend the provisions of the
                definition of "Requisite Lenders", Articles 8 or 9, or this
                Section 11.2; or

                                (iv) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Agent. Without implying that the Lenders are obligated to agree to any amendment, modification, supplement, extension, termination or waiver requested by Borrower, the Lenders may impose such additional conditions and such other fees and expenses (including pursuant to Section 11.3) as the Lenders may deem appropriate in connection with the Lenders' approval thereof.

                11.3 Costs, Expenses and Taxes. Borrower shall pay the reasonable costs and expenses (including any sales, use, value-added, goods, services or other taxes) of (a) the Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including reasonable fees and out-of-pocket expenses of legal counsel to the Agent and the allocated costs of internal counsel to the Agent), (b) after an Event of Default, of each Creditor in connection with any amendment, modification, supplement, extension or waiver of the Loan Documents in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, in each case including filing fees, recording fees, title insurance fees, appraisal fees, search fees and other reasonable out-of-pocket expenses and the reasonable fees (including any sales, use, value-added, goods services or other taxes) and reasonable out-of-pocket expenses of any legal counsel (including the allocated cost of in-house counsel), independent public accountants and other outside experts retained by the Agent, and including any costs, expenses or fees incurred or suffered by each Creditor in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof, and (c) out-of-pocket costs and expenses of the Agent incurred in connection with the administration of the Loan Documents. Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable in connection with the filing or recording of any Loan Document or any other instrument or writing to be delivered hereunder or thereunder. After an Event of Default, any amount payable to the Creditors under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

                11.4 Nature of Lenders' Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Creditors or any of them pursuant hereto or thereto may, or may be deemed to, make the Creditors a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and is conditioned upon the performance by all other Lenders of their obligations to make Advances. A default by any Lender will not increase the percentage of the Commitments attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so.

                11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder (except to the extent the same relate solely to a specified earlier date) until the payment in full of the Obligations and the termination of the Commitment, and have been or will be relied upon by the Agent and each Lender, notwithstanding any investigation made by the Agent or by any Lender or on their behalf.

                11.6 Notices. Except as otherwise expressly provided in the Loan Documents: All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied, delivered by recognized overnight delivery service or hand delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Business Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, when sent; or if given by recognized overnight delivery service or personal delivery, when delivered.

                11.7 Execution of Loan Documents. This Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument.

                11.8    Binding Effect; Assignment.

                        (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Creditors, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its interest in the Loans with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such interest must be within the control of such Lenders). Any Lender may at any time pledge its interest in the Loans to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                        (b) From time to time, each Lender may assign all or a portion of its Pro Rata Share of the Commitments to any Eligible Assignee; provided that (i) pursuant to any such assignment, the applicable assigning Lender shall assign an identical percentage of its Pro Rata Share of each of the Commitments, (ii) the assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Agent and Borrower (neither of which approvals shall be unreasonably withheld or delayed), (iii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Agent as hereinbelow provided, (iv) such assignment shall be of the same Pro Rata Share of each Commitment, (v) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining portion of the Commitments of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Commitments equivalent to less than $5,000,000, and (vi) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Agent has received the Assignment Agreement. Upon the effective date of such Assignment Agreement, the assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Commitments therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its obligations under this Agreement.

                        (c) By executing and delivering an Assignment Agreement, the assignee Lender thereunder acknowledges and agrees that:
        (i) other than (A) the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Commitments being assigned thereby free and clear of any adverse claim, (B) the representations and warranties that it has full power and authority, and has taken all action necessary, to execute and deliver the applicable Assignment Agreement and any and all other documents required to be executed by it in connection with the applicable Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by the applicable Assignment Agreement, and that no governmental authorizations or other authorizations are required in connection with the applicable Assignment Agreement, (C) the representation and warranty that the applicable Assignment Agreement constitutes its legal, valid and binding obligation, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the Guarantors or the performance by Borrower or the Guarantors of their applicable Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the applicable Assignment Agreement; (iv) it will, independently and without reliance upon the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Agent to take such action and to exercise such powers as are delegated to the Agent by this Agreement and (vi) it will perform in accordance with their respective terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                        (d) The Agent shall maintain a copy of each Assignment Agreement delivered to it. After receipt of a completed Assignment Agreement executed by any Lender and an assignee, and receipt of an assignment fee of $3,500 from such assignee, Agent shall, promptly following the effective date thereof notify Borrower and each Lender of the identity of the new Lender.

                        (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share of the Commitments; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.3, 3.4, and 11.12 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation shall be of the same Pro Rata Share of each of the Commitments, (vi) the participation interest shall be expressed as a percentage of the assigning Lender's Pro Rata Share of the Commitments as they then exist and shall not restrict an increase in the Commitments, or in the assigning Lender's Pro Rata Share of the Commitments, so long as the amount of the participation interest is not affected thereby and (vii) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders or (B) reduce the rate of interest on the Loans, any fee or any other monetary amount payable to the Lenders.

                11.9 Foreign Lenders and Participants. Each Lender, and each holder of a participation interest in the Loans that is incorporated under the Laws of a jurisdiction other than the United States of America or any state thereof shall deliver to Borrower (with a copy to the Agent), concurrently with its receipt of an assignment or receiving a participation interest herein pursuant to Section 11.8, all appropriate United States Internal Revenue Service forms as the Agent may require, or such other evidence satisfactory to Borrower and the Agent, to establish that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be disadvantageous to it, in the judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Office, if any) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person.

                11.10 Right of Setoff. If an Event of Default has occurred and is continuing, the Agent or any Lender (but only with the consent of the Requisite Lenders) may exercise its rights under

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Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

                11.11 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable
Laws: (a) The Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) Such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if that Lender were the original owner of the Obligation purchased.

                11.12 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless each Creditor and their respective parent corporations, Subsidiaries, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than any Indemnitee or any Party) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any Affiliate of Borrower or any officer, director or shareholder of Borrower, provided that the same relates to or arises from this Agreement, any other Loan Document, or any transaction contemplated hereunder or thereunder; (b) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than any Indemnitee or any Party) if the claim, demand, action or cause of action arises out of or relates to the Commitments, the use or contemplated use of proceeds of any Loan or Letter of Credit, or the relationship of Borrower and the Creditors under this Agreement; (c) Any administrative or investigative proceeding by any governmental agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) Any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees (including the allocated cost of in-house counsel) and disbursements and other reasonable professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. If any such claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower in writing, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section, except to the extent that Borrower is materially prejudiced thereby. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations.

                11.13 Nonliability of the Creditors. Borrower acknowledges and agrees that:

                        (a) Any inspections or audits of any Property of Borrower made by or through the Creditors are for purposes of administration of the Loan Documents only and Borrower is not entitled to rely upon the same, nor is any Creditor obligated to release to Borrower any information obtained as a result of such inspection or audit, provided that the Creditors shall provide copies of (i) all reports prepared by third party consultants prior to the occurrence of any Event of Default, and (ii) all environmental reports (whenever prepared) unless such environmental reports were prepared (1) at the expense of the Creditors, or (2) in a litigation context or in connection with any "workout" of the Obligations;

                        (b) By accepting or approving anything required to be observed, performed, fulfilled or given to any Creditor pursuant to the Loan Documents, the Creditors shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Creditor; and

                        (c) The relationship among Borrower, its Affiliates and the Creditors is, and shall at all times remain, solely that of borrower, guarantors and lenders; no Creditor shall under any circumstance be construed to be a partner or joint venturer of Borrower or its Affiliates; no Creditor shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates under this Agreement; the Creditors do not undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower nor any other Person is entitled to rely thereon.

                11.14 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Creditors in connection with the Loans and Letters of Credit, and is made for the sole benefit of Borrower and the Creditors and the successors and assigns of the Creditors. Except as provided in Section 11.8, no other Person shall have any rights of any nature hereunder or by reason hereof.

                11.15 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) To other Lenders; (b) To legal counsel and accountants for Borrower, the Agent or any Lender on a confidential basis; (c) To other professional advisors to Borrower, the Agent or any Lender; (d) To regulatory officials having jurisdiction over that Lender;
(e) As required by Law or legal process or in connection with any legal proceeding to which that Lender is a party; and (f) To another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Loans, provided that in the case of clauses (c) and (f) the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any governmental agency and available to the public, and (ii) information previously published in any public medium from a source other than, directly or indirectly. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Agent or the Lenders to Borrower.

                11.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

                11.17 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

                11.18 Independent Covenants. Each covenant in Articles 5, 6 and 7 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

                11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

                11.20   Environmental Indemnity.

                        (a) Borrower hereby agrees to indemnify, defend and hold harmless each Creditor and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable fees and out-of-pocket expenses of legal counsel to the Agent and the allocated costs of internal counsel to the Agent and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising, directly or indirectly out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property subject to a Lien in favor of the Agent or any Lender except to the extent that the same arise out of the negligence or willful misconduct of a Creditor. No action taken by legal counsel chosen by the Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair Borrower's obligation and duty hereunder to indemnify and hold harmless each Creditor.

                        (b) In no event shall any site visit, observation, or testing by the Agent or any Lender (or any contractee of the Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Lender. Neither the Agent nor any Lender owes any duty of care to protect Borrower or any other Person against, or to inform Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Agent nor any Lender shall be obligated to disclose to Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Lender.

                        (c) The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel reasonably satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

                        (d) Borrower acknowledges that the Agent's and Lenders' appraisal of the Real Property is such that the Agent and Lenders are not willing to accept the consequences under any applicable anti-deficiency rules, of inclusion of the obligations under this Section among the obligations secured by the Real Property, and that Agent and Lenders would not enter into the Loan Agreement with Borrower but for the personal liability undertaken by Borrower for such obligations.

                11.21 Jurisdiction and Venue. Except as otherwise expressly provided in any Loan Document, the parties hereto and thereto agree and intend that the proper and exclusive forum for any litigation of any disputes or controversies arising out of or related to the Loan Documents shall be the Superior Court of the State of California for the County of Los Angeles. Notwithstanding the foregoing, the parties agree that, with respect to any Collateral given by Borrower or any Affiliate thereof to any of the Creditors located in states or jurisdictions other than California, or in counties of California other than Los Angeles County, the Agent shall be entitled on behalf of such Creditors to commence actions in such states or jurisdictions, or in such counties of California, against Borrower or any Affiliate thereof or other Persons for the purpose of seeking provisional remedies, including actions for claim and delivery of Property, or for injunctive relief or appointment of a receiver, or actions to foreclose upon Liens granted to the Creditors. Each party to any Loan Document, to the extent permitted by applicable laws, hereby expressly waives any defence or objection to jurisdiction or venue based on the doctrine of forum non conveniens, and stipulates that the Superior Court of the State of California for the County of Los Angeles shall have in personam jurisdiction and venue over such party for the purpose of litigating any dispute or controversy arising out of or related to the Loan Documents. In the event Borrower or any Affiliate thereof should commence or maintain any action or proceeding arising out of or related to the Loan Documents in a forum other than the Superior Court of the State of California for the County of San Francisco, the Creditors shall be entitled to request the dismissal or stay of such action or proceeding, and Borrower and its Affiliates stipulate that such action or proceeding shall be dismissed or stayed.

                11.22 GOVERNING LAW. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF CALIFORNIA.

                11.23 PURPORTED ORAL AMENDMENTS. THE PARTIES HERETO EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. THE PARTIES HERETO AGREE THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OF THE OTHER LOAN DOCUMENTS.

                11.24 WAIVER OF JURY TRIAL. AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH THEIR COUNSEL, BORROWER, THE AGENT, THE ISSUING LENDER AND EACH LENDER HEREBY KNOWINGLY, INTELLIGENTLY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING BASED ON OR ARISING OUT OF, UNDER, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT, THE LETTERS OF CREDIT, ANY OF THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS

CONTEMPLATED HEREBY, OR ANY RELATED COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF BORROWER, THE AGENT, OR ANY LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS TO MAKE THE LOANS TO AND ISSUE LETTERS OF CREDIT FOR THE ACCOUNT OF BORROWER.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        Borrower:

                                        MEADE INSTRUMENTS CORP.,
                                        a Delaware corporation

                                        By: /s/ BRENT CHRISTENSEN
                                           -------------------------------------
                                        Brent Christensen,
                                        Chief Financial Officer

                                        Address for notices:
                                        Meade Instruments Corporation
                                        6001 Oak Canyon
                                        Irvine, California 92620
                                        Attention:  Chief Financial Officer
                                        Telephone:  949/451-1450 ext. 241
                                        Telecopier: 949/ 451-1460

                                        with a copy to :
                                        Meade Instruments Corporation
                                        6001 Oak Canyon
                                        Irvine, California 92620
                                        Attn: General Counsel
                                        Telephone:  949/451-1450 ext. 238
                                        Telecopier: 949/ 451-1460

                                        and with a copy to:

                                        O'Melveny & Myers LLP
                                        Embarcadero Center West
                                        275 Battery Street
                                        San Francisco, California 94111-3305
                                        Attn: Stephanie I. Splane, Esquire
                                        415/984-8930 direct
                                        415/984-8700 general
                                        415/984-8701 FAX
                                        E-Mail:  ssplane@omm.com

                                        BANK OF AMERICA, N.A.,
                                        as Administrative Agent, as
                                        Issuing Lender and as a Lender

                                        By: /s/ DEBORAH L. MILLER
                                           -------------------------------------
                                           Deborah L. Miller, Vice President

                                        Address for notices:

                                        Bank of America, N.A.
                                        675 Anton Boulevard, 2nd Floor
                                        Costa Mesa, California 92626
                                        Attn:  Deborah L. Miller, Vice President
                                        Telephone: (714) 850-6568
                                        Telecopier: (714) 850-6586